UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
RAINDANCE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0015 per share, of Raindance Communications, Inc.

(2)	Aggregate number of securities to which transaction applies:
55,380,816 shares of Common Stock, options to purchase 5,342,817 shares of Common Stock with exercise prices at or below $2.70, and warrants to purchase 9,727 shares of Common Stock with purchase prices at or below $2.70.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 55,380,816 shares of Common Stock multiplied by $2.70 per share, (B) options to purchase 5,342,817 shares of Common Stock with exercise prices at or below $2.70 multiplied by $0.74 per share (which is the difference between $2.70 and the weighted average exercise price per share), and (C) 9,727 warrants with purchase prices at or below $2.70 multiplied by $1.14 per share (which is the difference between $2.70 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $153,492,976.56

(5)	Total fee paid: $16,423.75

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1) Amount Previously Paid:
          (2) Form, Schedule or Registration Statement No.:
          (3) Filing Party:
          (4) Date Filed:

RAINDANCE COMMUNICATIONS, INC.
1157 Century Drive
Louisville, CO
(800) 878-7326
Dear Stockholder:
      We invite you to attend a special meeting of stockholders of Raindance Communications, Inc. (“Raindance”) to be held at the [Hotel], [Address], [City], Colorado, at [Time] a.m., local time, on [Date], 2006 (the “Special Meeting”). Holders of record of Raindance common stock at the close of business on [       ●       ], 2006 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.
      At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of February 6, 2006, among West Corporation (“West”), Rockies Acquisition Corporation, a wholly-owned subsidiary of West, and Raindance (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), Raindance will become a wholly-owned subsidiary of West.
      We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.
      If the merger is completed, you will be entitled to receive $2.70 in cash, without interest, for each share of Raindance common stock that you own, and you will have no ongoing ownership interest in the continuing business of Raindance. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by Raindance stockholders, are satisfied or waived by West.
      Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, and recommended that our stockholders adopt the merger agreement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
      The proxy statement attached to this letter provides you with information about the proposed merger and the Special Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Raindance from documents we have filed with the Securities and Exchange Commission.
      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Raindance common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

Sincerely,

/s/ Donald F. Detampel
Chief Executive Officer
The proxy statement is dated [       ●       ], 2006, and is first being mailed to stockholders of Raindance on or about [       ●       ], 2006.
Neither the United States Securities and Exchange Commission nor
any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

RAINDANCE COMMUNICATIONS, INC.
1157 Century Drive
Louisville, CO
(800) 878-7326
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [         ●         ], 2006
Dear Stockholder:
      You are cordially invited to attend the Special Meeting of Stockholders of Raindance Communications, Inc., a Delaware corporation (“Raindance”), that will be held at the [Hotel], [Address], [City], Colorado, at [Time] a.m., local time, on [Date], 2006 (the “Special Meeting”), for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006, among West Corporation (“West”), Rockies Acquisition Corporation, an indirect wholly-owned subsidiary of West (“merger sub”), and Raindance (the “merger agreement”);

2. To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement; and

3. To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.
      Stockholders of record at the close of business on [       ●       ], 2006 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person.

By Order of the Board of Directors

/s/ Stephanie A. Anagnostou
Secretary
Louisville, Colorado
[       ●       ], 2006

i

ii

SUMMARY TERM SHEET
      This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. To fully understand the merger contemplated by the merger agreement and for a more complete description of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page      ). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Raindance Communications, Inc. (page      ). Raindance Communications, Inc. is a provider of integrated multimedia conferencing services and support that brings simplicity and interaction to remote meetings and events. Our suite of services, including Raindance Seminar Edition and Raindance Meeting Edition, enhance the everyday meeting experience. Our corporate customers use our technology to more effectively communicate with colleagues, vendors, customers and partners around the world. Our common stock is quoted on the Nasdaq National Market under the symbol “RNDC”.

West Corporation and Rockies Acquisition Corporation (page      ). West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services. Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia. Rockies Acquisition Corporation is a newly-formed, wholly-owned subsidiary of West that has been formed specifically for the purpose of participating in the merger.

The Merger (page      ). Under the merger agreement, Merger Sub will merge with and into Raindance. After the completion of the merger, West will own all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of Raindance common stock.

Merger Consideration (page      ). If the merger is completed, you will receive $2.70 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Raindance common stock that you own. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Raindance stockholder.

Treatment of Raindance Restricted Stock, Stock Options and Warrants (page      ). Upon completion of the merger, all outstanding Raindance stock options and restricted stock awards will fully vest. Each vested Raindance stock option that is outstanding as of the completion of the merger will be automatically cancelled and converted into the right to receive an amount in cash equal to, for each share of common stock of Raindance underlying such option, the excess (if any) of $2.70 over the exercise price per share of such option, less any applicable withholding taxes. Each vested restricted stock award that is outstanding as of the completion of the merger will be automatically converted into the right to receive an amount in cash equal to $2.70 for each share of Raindance common stock underlying such award, less any applicable withholding taxes. In addition, upon completion of the merger, all Raindance warrants will be converted into the right to receive the same consideration as the warrantholder would have received if the warrant had been exercised prior to the merger.

Market Price (page      ). Our common stock is listed on the Nasdaq National Market under the ticker symbol “RNDC.” On February 6, 2006, the last full trading day prior to the public announcement of the proposed merger, Raindance common stock closed at $2.03 per share. On [       ●       ], 2006, the last full trading day prior to the date of this proxy statement, Raindance common stock closed at $[       ●       ] per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

Reasons for the Merger (page      ). In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible change in control transactions involving us, including the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of Financial Advisor (page      ). In deciding to approve the merger agreement, our board of directors considered the oral opinion of Citigroup Global Markets Incorporated (“Citigroup”), financial advisor to our board of directors, delivered on January 31, 2006, which was subsequently confirmed in writing, that as of that date and based upon and subject to the various qualifications, considerations, limitations and assumptions set forth in the Citigroup opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view to the holders of our common stock.
      The full text of that opinion, which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Citigroup in connection with its opinion, is attached as Annex B to this proxy statement. We urge Raindance stockholders to read the opinion carefully and in its entirety. Citigroup provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Citigroup opinion is not a recommendation, and Citigroup makes no recommendation, to any stockholder regarding how such stockholder should vote on any matters relating to the merger.

Recommendation to Raindance Stockholders (page      ). Our board of directors has unanimously determined that the merger and the merger agreement are fair to, and in the best interests of, Raindance and its stockholders, and declared the merger and the merger agreement to be advisable. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page      ). In considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (i) cash severance payments to our executive officers whose employment is terminated within one year following the merger, (ii) accelerated vesting of stock options and/or restricted stock awards to our directors and executive officers, (iii) cash bonus payments to our executive officers, and (v) continuation of certain indemnification and insurance arrangements for our directors and executive officers.

Material U.S. Federal Income Tax Consequences (page      ). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Raindance common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.
      Antitrust Matters (page      ). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Both West and Raindance have filed the required notification and report forms under the HSR Act.
The Special Meeting of Raindance Stockholders (page      ).
      Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, at the [Hotel], [Address], [City], Colorado, at [Time] a.m., local time, on [Date], 2006.
      Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Raindance common stock at the close of business on [       ●       ], 2006, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Raindance common stock you owned at the close of business on the record date. There are [       ●       ] shares of Raindance common stock entitled to vote at the Special Meeting.

      Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” adoption of the merger agreement.
      Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Raindance common stock at the close of business on the record date. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of Raindance common stock present, in person or by proxy, at the Special Meeting.
The Merger Agreement (page      ).
      Limitation on Considering Other Takeover Proposals. We have agreed not to solicit, initiate, knowingly encourage, knowingly facilitate or seek a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.
      Conditions to the Merger. The obligations of both West and Raindance to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement.
      Termination of the Merger Agreement. West and Raindance can terminate the merger agreement under the circumstances set forth in the merger agreement.
      Termination Fee. The merger agreement requires us to pay West a termination fee in the amount of $4,500,000 plus expenses of up to $700,000 if the merger agreement is terminated under certain circumstances described therein, including certain circumstances involving an alternative takeover proposal.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Raindance as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of West.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors unanimously recommends that our stockholders vote “for” the adoption of the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, a majority of the outstanding shares of Raindance common stock must vote “for” adoption of the merger agreement. Shares that are not voted or that abstain from voting will have the effect of a vote “against” adoption of the merger agreement.

Q:	What vote of stockholders is required for the other proposal?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	What will happen to my shares of Raindance common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Raindance common stock will automatically be canceled and will be converted into the right to receive $2.70 in cash, without interest and subject to any applicable withholding taxes, assuming the stockholder has not properly exercised appraisal rights under applicable Delaware law.

Q:	Will I own any shares of Raindance common stock or West common stock after the merger?

A:	No. You will be paid cash for your shares of Raindance common stock. Our stockholders will not receive (or have the option to receive) any West common stock in exchange for their shares.

Q:	What happens to Raindance stock options, restricted stock and warrants in the merger?

A:	Upon completion of the merger, all outstanding Raindance stock options and restricted stock awards will fully vest. Each vested Raindance stock option that is outstanding as of the completion of the merger will be automatically cancelled and converted into the right to receive an amount in cash equal to, for each share of common stock of Raindance underlying such option, the excess (if any) of $2.70 over the exercise price per share of such option, less any applicable withholding taxes. Each vested restricted stock award that is outstanding as of the completion of the merger will be automatically converted into the right to receive an amount in cash equal to $2.70 for each share of Raindance common stock underlying such award, less any applicable withholding taxes. In addition, upon completion of the merger, all Raindance warrants will be converted into the right to receive the same cash consideration as the warrantholder would have received if the warrant had been exercised prior to the merger.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, you generally will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Raindance common stock and your aggregate adjusted tax basis in those shares. This gain or loss will be long-term capital gain or loss if you have held your shares of Raindance common stock as a capital asset for more than one year as of the date of the completion of the merger. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 36 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before your shares are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance at the meeting alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Raindance common stock for the merger consideration of $2.70 in cash, without interest and less any applicable withholding taxes, for each share of Raindance common stock.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable antitrust approvals and all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Raindance common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent the cash consideration for your shares.

Q:	Who can help answer my additional questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

Raindance Communications, Inc. Investor Relations 1157 Century Drive Louisville, CO 80027 Telephone: (303) 928-3000 Internet: http://www.raindance.com	Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, NY 10004 Telephone: (866) 274-2301 Toll Free: (877) 255-0074 for stockholders (212) 440-9800 for Banks and Brokers

RISKS RELATED TO THE MERGER PROPOSAL
      In connection with the Merger Proposal, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.
If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.
      The merger is subject to customary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock, customary regulatory approvals and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger that will not be recovered if the merger is not completed. If the merger agreement is terminated, we may under certain circumstances be obligated to pay West a termination fee of $4,500,000 plus expenses of up to $700,000. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.
The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.
      While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.
      In addition, while the merger proposal is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have incurred and will continue to incur significant expenses related to the merger; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward looking statements within the meaning of the Federal securities laws. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.
      Our actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include, but are not limited to, the risks described above under “Risks Related to the Merger Proposal,” as well as the risks related to the merger being consummated; the risk that required regulatory approvals or stockholder approvals might not be obtained in a timely manner, without conditions, or at all; the ability to satisfy all closing conditions in the definitive agreement; unanticipated expenditure related to the merger; difficulties in attracting or retaining customers or employees as a result of signing the merger agreement; risks of unforeseen material adverse changes to the business or operations of Raindance; risks that the proposed transaction disrupts current plans, operations, and technology and product development efforts; and the other factors described in our SEC reports (including our annual report on Form 10-K for the year ended December 31, 2004, and most recent quarterly report on Form 10-Q). We assume no obligation to update any forecast or the forward-looking statements included in this document.

THE COMPANIES
Raindance Communications, Inc.
      We are a provider of integrated multimedia conferencing services and support that brings simplicity and interaction to remote meetings and events. Our suite of services, including Raindance Seminar Edition and Raindance Meeting Edition, enhance the everyday meeting experience. Our corporate customers use our technology to more effectively communicate with colleagues, vendors, customers and partners around the world. Our common stock is quoted on the Nasdaq National Market under the symbol “RNDC.” We are incorporated under the laws of the state of Delaware. Our executive offices are located at 1157 Century Drive, Louisville, CO 80027. Our telephone number is (800) 878-7326. Our website is www.raindance.com. Information contained on our website does not constitute a part of this proxy statement.
West Corporation
      West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services. Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia. West’s executive offices are located at 11808 Miracle Hills Drive, Omaha, NE 68154. West’s telephone number is (800) 762-3800. West’s website is www.west.com. Information contained on West’s website does not constitute a part of this proxy statement.
Rockies Acquisition Corporation
      Rockies Acquisition Corporation, or Merger Sub, is a newly-formed, wholly-owned subsidiary of West and has not engaged in any business activity other than in connection with the merger. Merger Sub has been formed specifically for the purpose of participating in the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at 11808 Miracle Hills Drive, Omaha, NE 68154. Merger Sub’s telephone number is (800) 762-3800.

THE SPECIAL MEETING
      We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.
Date, Time and Place
      The Special Meeting will be held at the [Hotel], [Address], [City], Colorado, at [Time] a.m., local time, on [Date], 2006
Purpose of the Special Meeting
      You will be asked at the Special Meeting to vote on the adoption of the merger agreement. Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of Raindance and its stockholders that Raindance enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.
Record Date; Stock Entitled to Vote; Quorum
      Only holders of record of Raindance common stock at the close of business on [       ●       ], 2006, the record date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, [       ●       ] shares of Raindance common stock were issued and outstanding and such shares were held by approximately [       ●       ] holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Raindance common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Raindance common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.
Vote Required
      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Raindance common stock at the close of business on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement.
      The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Raindance common stock present, in person or by proxy, at the Special Meeting.
Voting of Proxies
      All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” approval of the proposal to adjourn the Special Meeting, if necessary.
      To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

      Shares of Raindance common stock represented at the Special Meeting but not voted, including shares of Raindance common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and against the proposal to adjourn the Special Meeting, if necessary. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting, if necessary.
      Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the adoption of the merger agreement and against the proposal to adjourn the Special Meeting, if necessary.
      We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.
Voting Over the Internet or by Telephone
      You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.
      The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name
      Stockholders of record may grant a proxy to vote shares using a touch-tone telephone by calling [       ●       ] and following the recorded instructions. Stockholders of record may also grant a proxy to vote shares over the Internet. To vote on the Internet, go to http://www.eproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on [       ●       ], 2006 to be counted.

For Shares Registered in the Name of a Broker or Bank
      Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card. You may vote over the Internet or by telephone as instructed by your broker or bank by going to the website or calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted Over the Internet or by Telephone
      Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [       ●       ], 2006. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.
Revocability of Proxies
      The grant of a proxy on the enclosed proxy card over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.
      Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.
Solicitation of Proxies
      All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We may also, in our discretion, retain the services of a paid solicitor, Georgeson Shareholder, to solicit proxies. If we retain Georgeson Shareholder, we anticipate that the cost will be approximately $8,500 plus expenses and will be paid by Raindance.
      You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of Raindance common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.
Delivery of this Proxy Statement to Multiple Stockholders with the Same Address
      The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.
      A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Raindance Communications, Inc., Attention: Investor Relations, 1157 Century Drive, Louisville, CO 80027, or contact our Investor Relations Department at (303) 928-3000. If you would like to receive your own set of our proxy materials in the future, please contact your broker and Raindance Communications, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and Raindance Communications, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER
      The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.
Background of the Merger
      As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. This has included consideration of whether it would be in the best interests of Raindance and our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.
      We have engaged in discussions regarding the sale of Raindance with thirteen potential buyers and we have engaged in discussions regarding potential strategic business combinations with five additional potential partners over the past two years. We engaged in extended discussions, entered into non-disclosure agreements and provided substantial due diligence to six of the thirteen companies that were potential buyers of Raindance. Each of these six companies with which we had extended discussions was provided access to certain confidential information regarding Raindance in the course of the discussions. The following summary highlights our discussions with these six companies, which include West and five other companies, which we shall refer to as Company A, Company B, Company C, Company D and Company E.

History of Discussions with Interested Parties Concerning the Acquisition of Raindance
      On May 20, 2004 Raindance executives Don Detampel, Peter Holst and Nick Cuccaro met with Company A executives to discuss the potential acquisition of Raindance. On June 4, 2004, Raindance and Company A amended certain terms of a previous nondisclosure agreement between them. On June 7, 2004 Mr. Detampel met with Company A’s CEO to further discuss the potential acquisition of Raindance. On June 17, 2004 we received a letter from Company A indicating a preliminary interest in purchasing Raindance at a total valuation of $170 million or approximately $3.00 per share, subject to due diligence review and Company A’s ability to finance the proposed acquisition. Between June 17, 2004 and July 16, 2004 a number of discussions ensued between Raindance executives and Company A executives regarding the appropriate valuation of Raindance in a potential acquisition by Company A.
      On June 23, 2004 our board of directors convened in a special meeting at which Mr. Detampel provided the board with an overview of strategic discussions with Company A and outlined possible next steps. Mr. Detampel provided a comprehensive analysis of various strategic opportunities, including the current proposal received from Company A. He reviewed the potential benefits of each opportunity, its status and the risks associated with successfully executing each opportunity. Citigroup discussed the terms of the proposal received and provided guidance on various valuation methodologies, including comparable company valuations, acquisition precedents and multiples based on financial statistics. Cooley Godward LLP, our outside counsel, was present at the meeting. Our board discussed the proposal and advised management on ongoing negotiation strategy and valuation.
      On July 1, 2004 Mr. Detampel sent a letter to Company A requesting Company A to consider a higher price for Raindance shares in a potential acquisition by Company A. On July 7, 2004 Mr. Detampel received a letter from Company A reiterating its view that $3.00 constituted a fair price, subject to due diligence review and Company A’s ability to finance such proposed acquisition. On July 16, 2004 Mr. Cuccaro sent a letter to Company A outlining the rationale for a higher valuation for Raindance shares. Thereafter, discussions with Company A ceased for a period of approximately four months.

      On July 8, 2004 Mr. Detampel, Mr. Cuccaro, Mr. Holst, and Todd Vernon (Todd Vernon via Raindance Meeting Edition) presented an overview of Raindance to executives of Company B. On August 3, 2004 Raindance executives met with Company B executives to further discuss a potential acquisition of Raindance by Company B. On August 4, 2004 Company B and Raindance entered into a nondisclosure agreement and members of Company B management were presented with further information concerning a possible strategic acquisition of Raindance and Company B conducted a preliminary due diligence session at Cooley Godward’s offices in Broomfield, Colorado.
      On August 24, 2004, Raindance and West entered into a nondisclosure agreement. On October 1, 2004 Mr. Detampel, Mr. Cuccaro, Mr. Holst and Mr. Vernon presented an overview of Raindance to West executives, including Nancee Berger, Scott Etzler, and Robert Johnson.
      On October 26, 2004 executives of Raindance met with representatives of Company B to continue discussions of a possible acquisition by Company B. On October 27 and 28, 2004 Company B performed further due diligence at Raindance headquarters. A meeting was scheduled for November 15, 2004, at which Raindance executives would meet with senior executives of Company B to discuss our business and a possible acquisition by Company B.
      On November 2, 2004 Mr. Johnson of West informed Mr. Detampel and Mr. Holst that due to other strategic priorities, West did not desire to pursue an acquisition of Raindance at that time and further discussions terminated.
      On November 12, 2004 Company A again expressed interest in continuing discussions regarding a potential acquisition and during the period between November 12th and 15th, 2004 several phone discussions between Company A and Mr. Detampel, Mr. Holst and Mr. Cuccaro took place regarding valuation of Raindance shares.
      On November 15, 2004, Mr. Detampel, Mr. Holst, Mr. Vernon and Mr. Cuccaro presented an overview of Raindance to senior executives of Company B. Later that evening, Mr. Detampel, Mr. Holst, Mr. Vernon and Mr. Cuccaro had a meeting with Company A executives at which the parties discussed the potential acquisition of Raindance by Company A. On the same day, we received a non-binding letter proposal from Company A to acquire Raindance at $3.325 per share, subject to due diligence review and Company A’s ability to finance a proposed transaction.
      In early November of 2004 Mr. Detampel received a call from an executive at Company C, during which the possibility of Company C acquiring Raindance was discussed. On November 19, 2004, Raindance and Company C entered into a nondisclosure agreement. On November 22, 2004 Mr. Detampel provided management of Company C with an overview of Raindance via Raindance Meeting Edition.
      On November 17, 2004 our board of directors convened a regularly scheduled meeting. The board discussed the letter proposal from Company A and provided advice to management. The board authorized management to negotiate a potential acquisition and directed management to set up a regular conference call to keep the board apprised of progress and ongoing developments. The board authorized our management to enter into an engagement letter with Citigroup to provide financial advisory services. A representative of Cooley Godward was present at the meeting. Between November 17 and November 22, extensive acquisition discussions with Company A continued. The board held conference calls on 2 occasions to advise on ongoing negotiations. Raindance executives communicated that due to potential interest of other parties, Company A would need to increase their valuation proposal in order to pre-empt discussions with other interested parties. On November 18, 2004, Company A verbally communicated to Raindance executives a non-binding offer of $3.50 per share subject to further due diligence and Company A’s ability to finance the proposed acquisition.
      On the morning of November 22, 2004 members of Company A management were presented with further information and Company A continued to conduct due diligence at Cooley Godward’s offices in Broomfield, Colorado. Later that day our board of directors convened in a special meeting to discuss the ongoing negotiations with Company A. The board discussed a limited non-solicitation agreement proposal from Company A based on Company A’s non-binding verbal proposal of $3.50 per share price. Cooley Godward briefed members of our board on key terms of a proposed definitive agreement that was being negotiated between Raindance and Company A. Our board provided advice to management and approval to move forward in negotiations and also authorized our management to enter into the limited non-solicitation agreement with Company A. On November 23, 2004, Raindance entered into the limited non-solicitation agreement with Company A, that was effective until November 30, 2004. At this point discussions with Company C ceased until June of 2005. During the period of November 22-29, 2004 a definitive agreement with Company A was negotiated, a disclosure schedule was prepared, and due diligence continued.
      On November 29, 2004 Company A withdrew its proposal and suggested that it may be interested at $3.08 per share or lower, citing the analysis of its due diligence review. Our board convened in a special meeting the next day to discuss Company A’s withdrawn proposal of $3.50 per share. At the special meeting, Citigroup briefed the board on relative valuations. Cooley Godward was present at the meeting. Our board authorized Mr. Detampel to propose a counter-offer to Company A at $3.25 per share. Mr. Detampel communicated the proposal of a $3.25 per share price to Company A on December 1, 2004. Mr. Detampel sent a modified definitive agreement to Company A which contained a $3.25 per share price, a lower termination fee and other revised terms that tightened closing conditions applicable to Company A in the agreement. Discussions with Company A did not proceed further for approximately two months.
      In December of 2004 Mr. Holst contacted Company D to establish a level of interest in acquiring Raindance. Several introductory phone calls took place between executives at Raindance and executives at Company D during December of 2004 and January of 2005.
      On January 12, 2005, at a regularly scheduled meeting, our board of directors discussed the positive and negative impacts of issuing a press releasing announcing that Raindance had decided to explore strategic alternatives including the potential sale of the company. Given that Raindance had already engaged in discussions with the logical interested parties, and in light of further discussions with Citigroup and Cooley, the board decided not to issue such press release.
      On January 20, 2005 Company B communicated to Mr. Holst that it was not interested in proceeding with acquisition discussions.
      In late January of 2005 Company D verbally expressed an interest in pursuing a transaction with us.
      On January 27, 2005 Mr. Detampel, Mr. Cuccaro and Mr. Holst met with Ms. Berger, Mr. Etzler and Mr. Johnson of West to discuss a possible acquisition of Raindance.
      On January 29, 2005 Mr. Detampel and the Chief Executive Officer of Company A met socially, at which time the executive from Company A suggested that Company A might be able to propose a higher valuation with a combination of cash and stock.
      On February 10, 2005, Raindance and Company D entered into a nondisclosure agreement. On March 1st and 2nd, 2005 Mr. Detampel, Mr. Holst, Mr. Cuccaro and Mr. Vernon presented the management of Company D with information concerning a possible strategic acquisition of Raindance by Company D and Company D conducted due diligence at Cooley Godward’s offices in Broomfield, Colorado. During the period of March, 2005 through April, 2005 Company D conducted ongoing due diligence.
      During the period of February 2005 through April 2005 extensive discussions continued between Mr. Holst and Mr. Johnson of West. In April of 2005, Mr. Johnson communicated to Mr. Holst that West did not desire to proceed with discussions at that time due to other strategic priorities.
      At a regularly scheduled meeting of our board of directors on April 20, 2005 Citigroup reviewed a number of strategic alternatives, including the terms of a recent merger-of-equals proposal received from one of our competitors (see discussion of negotiations with Company 2 in the section below entitled “Discussions with Interested Parties Concerning Other Potential Business Combinations”). Citigroup discussed potential strategies to build shareholder value, including both buy and sell side strategies. Management reviewed several acquisition targets with the board of directors. Cooley Godward was present at the meeting. Our board of directors reviewed the various alternatives presented and engaged in a thorough discussion concerning potential strategic alternatives.
      On May 9, 2005 Mr. Detampel, Mr. Cuccaro and Mr. Holst met with Company A executives to discuss the potential acquisition of Raindance by Company A.
      On May 10, 2005 Company D informed Mr. Holst that Company D was would not proceed with further discussions.
      In early June of 2005 an executive of Company C contacted Mr. Detampel and expressed interest in continuing with the acquisition discussions. On June 22 and 23, 2005 Mr. Detampel, Mr. Holst, Mr. Cuccaro and Mr. Vernon presented management of Company C with information concerning a possible strategic acquisition of Raindance by Company C and Company C conducted preliminary due diligence at Cooley Godward’s offices in Broomfield, Colorado. During the period of July, 2005 through October, 2005 Company C conducted ongoing due diligence. Mr. Holst conducted weekly update calls with executives at Company C to discuss progress and tentative valuation possibilities.
      On June 28, 2005 our board of directors met in a special meeting. The board reviewed our business and operating strategies for the remainder of the year, as well as prospects for acquisition and disposal of certain assets.
      On August 4, 2005 we received a letter proposal from Company A to acquire Raindance at $2.60 per share, subject to due diligence review and Company A’s ability to finance a proposed acquisition. Our board of directors met in a special meeting on August 9, 2005 to discuss this offer. Citigroup reviewed the non-binding proposal sent by Company A, including its material terms and financial structure. Our board rejected the offer of $2.60 per share but authorized Mr. Detampel to provide Company A with a counter-offer of $3.08 per share. Cooley Godward was present at the meeting. Mr. Detampel communicated a proposal to sell Raindance for $3.08 per share to Company A on August 10, 2005. On August 15, 2005 Company A responded to Mr. Detampel’s August 10th letter in writing and formally rejected the $3.08 offer. On October 5, 2005 Mr. Detampel and the Chief Executive Officer of Company A met to discuss a number of topics, including the potential of an acquisition of Raindance by Company A. The CEO of Company A agreed to discuss the potential acquisition with other Company A executives.
      On October 19, 2005, Mr. Detampel and the Chief Executive Officer of Company E met to discuss our overall business relationship with Company E. During the discussion, the CEO of Company E expressed an interest in acquiring Raindance.
      On October 20, 2005 an executive of Company C and Mr. Detampel meet to discuss the status of acquisition discussions between Raindance and Company C. On October 21, 2005, Company E and Raindance entered into a nondisclosure agreement.
      On October 24, 2005 Mr. Detampel and the CEO of Company E met telephonically and the CEO of Company E stated that based upon a preliminary analysis, Company E desired to proceed with due diligence on Raindance. On the same day, the CEO of Company A contacted Mr. Detampel to discuss the possibility of acquiring Raindance under the same terms and conditions as discussed in 2004, with the purchase price in the $2.70 to $2.80 range.
      On October 27, 2005 Mr. Detampel was informed by telephone that due to another major strategic transaction, Company C was unable to proceed with further discussions at that time.
      October 31, 2005 the CEO of Company A telephoned Mr. Detampel to discuss valuation of Raindance shares and made a verbal indication of interest to acquire Raindance at a price of $2.75 per share in cash.
      On November 1, 2005 members of Company E management were presented with further information concerning a possible strategic acquisition of Raindance and Company E conducted preliminary due diligence at Cooley Godward’s offices in Broomfield, Colorado.
      On November 2, 2005, at a regular meeting of our board of directors, Raindance directors were briefed on the negotiations with Company E and Company A. The directors provided negotiation advice to our management. The board also discussed the $2.75 verbal indication from Company A and gave management permission to move forward with negotiations with Company A. Citigroup provided a briefing on other methods to increase shareholder value. Afterwards Mr. Detampel telephoned the CEO of Company A and communicated that Raindance was willing to move forward with acquisition discussions at a price of $2.75 per share pending the negotiation of other material acquisition terms.
      On November 3, 2005, a representative from Company E contacted Mr. Holst and communicated a proposed price range of $2.52 to $2.63 per share. On November 7, 2005 Mr. Detampel met with the CEO of Company E, who confirmed a price range of $2.52 to $2.63 per share. Mr. Detampel requested that Company E reconsider its proposed range. On November 10, 2005 Mr. Detampel spoke telephonically with the CEO of Company E, who reconfirmed a price range of $2.52 to $2.63 per share. When Mr. Detampel requested Company E provide a specific price within the range, the CEO of Company E suggested a per share price of $2.57. Discussions with Company E ceased due to an insufficient purchase price relative to concurrent negotiations with Company A at $2.75 per share.
      On November 10th and 11th, 2005 Company A conducted further due diligence. On November 15, 2005 our board of directors met telephonically in order to receive an update on negotiations with Company A. During the period from November 15, 2005 through December 1, 2005 extensive negotiations with Company A continued, further due diligence was conducted, a definitive agreement was negotiated and a disclosure schedule was prepared. On November 22nd and 23rd, 2005 all-day due diligence sessions were conducted by Company A.
      On December 2, 2005, based upon updated information and after a full due diligence review, Company A verbally withdrew its $2.75 per share price and communicated a newly proposed per share price of $2.61. On December 6, 2005 our board of directors met telephonically to consider Company A’s revised $2.61 offer. The board rejected the $2.61 offer but authorized Mr. Detampel to provide a counter offer at a per share price of $2.68. Mr. Detampel verbally communicated to Company A that Raindance, pending agreement on other terms and conditions, would consider a per share price of $2.68. Company A verbally rejected this offer. On December 7 and 8, 2005 several phone calls took place between executives of Raindance and Company A concerning valuation. On December 9, 2005 Company A formerly withdrew from negotiations.
      On December 13, 2005 Mr. Johnson of West and Mr. Holst met in Denver to renew discussions of a merger between West and Raindance and to discuss a potential per share price of $2.75. On December 14, 2005, at a regularly scheduled meeting of our board of directors, a potential acquisition by West was discussed. Our board gave management permission to proceed with negotiations with West at a $2.75 per share price. On December 15, 2005, Raindance and West renewed the previous nondisclosure agreement between them. On December 19, 2005 Mr. Holst and Mr. Detampel traveled to West headquarters in Omaha to provide a briefing on Raindance and to discuss valuation with Ms. Berger, Mr. Etzler, Mr. Johnson, and Robert Wise of West. On December 28, 2005 our board of directors met telephonically and was updated on the status of the discussions with West and extensively discussed a potential transaction with West. Cooley Godward was present on the call. From January 11 to January 13, 2006 West conducted due diligence at Cooley Godward’s offices in Broomfield, Colorado. During the period from January 17, 2006 to February 6, 2006 negotiations with West continued, further due diligence was conducted by West, a definitive agreement was negotiated and a disclosure schedule was prepared.
      On January 25, 2006 Mr. Johnson met with Mr. Holst and Mr. Detampel to discuss West’s concerns over the per share price of $2.75. From January 25 to January 27 Raindance discussed and analyzed valuation concerns with West. On January 27, 2006 Mr. Johnson telephoned Mr. Detampel to communicate that West was only prepared to move forward at a lower valuation, $2.70 per share. Mr. Detampel communicated that he would discuss the new price with our board of directors. Mr. Detampel spoke with the members of our board of directors concerning the $2.70 per share price. Mr. Detampel then communicated to Mr. Johnson that Raindance was ready to proceed with negotiations at a per share price of $2.70.
      On the morning of January 31, 2006 our board of directors met and received an update on the status of negotiations with West from our management and representatives of Cooley Godward and Citigroup. Citigroup provided the board of directors with its oral opinion (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of Raindance common stock in the acquisition was fair, from a financial point of view, to those holders. Cooley Godward the material terms of the merger agreement and related legal matters. With the benefit of the discussions with management, representatives of Cooley Godward and Citigroup, the board of directors, having deliberated regarding the terms of the proposed acquisition, determined that the merger and the merger agreement were fair to, and in the best interests of, Raindance’s stockholders and approved the merger agreement and the transactions contemplated thereby, approved certain matters related to the acquisition (as described elsewhere in this proxy statement) and recommended that Raindance’s stockholders vote to adopt the merger agreement.
      On February 3, 2006 West’s board of directors met and provided West management with approval to proceed with the transaction. On February 6, 2006 the merger agreement and related documents were finalized, executed and delivered by Raindance and West, with signature pages delivered by the parties. After the close of the NASDAQ market on February 6, 2006, the parties announced the execution of the merger agreement.

Discussions with Interested Parties Concerning Other Potential Business Combinations
      In addition to the extended discussions with the six parties and less extensive discussions with seven additional parties concerning the acquisition of Raindance described in the previous section, we engaged in discussions with five interested parties concerning other potential business combinations. Negotiations with four of these parties proceeded beyond a preliminary indication of interest and are summarized below. We shall refer to these four companies as Company 1, Company 2, Company 3 and Company 4.
      On January 4, 2005 members of our management met with representatives of Company 1 to discuss the possibility of selling the customer base and intellectual property associated with our web conferencing business to Company 1. On January 6, 2005 Raindance and Company 1 entered into a nondisclosure agreement and Mr. Detampel, Mr. Vernon and Mr. Holst presented an overview of our web business to certain Company 1 executives. During the period from January through April of 2005, due diligence was conducted by Company 1 and we proposed a valuation based on a multiple of trailing revenue for our web conferencing business. Discussions concerning the sale of our web business to Company 1 continued through May of 2005. On May 27, 2005 Mr. Detampel spoke with an executive of Company 1 concerning the transaction. On June 25, 2005 discussions ceased due to valuation differences and a growing concern on the part of management and our board of directors over our ability to divide the audio and web businesses. On October 19, 2005 we briefly re-engaged in discussions with Company 1 concerning the possibility of resurrecting the previous transaction discussion. Company 1 indicated that due to another major strategic transaction, it was unable to continue the discussion at that time.
      On March 15, 2004 Mr. Detampel met with executives of Company 2 to discuss the merits of combining Raindance with Company 2. On November 8, 2004 Mr. Detampel and the CEO of Company 2 discussed the potential of merging the companies. On November 19, 2004 Mr. Cuccaro received a letter highlighting the benefits of combining the companies. On December 1, 2004 Mr. Detampel discussed the combination with an executive of Company 2 via telephone. Due to differences of opinion on the appropriate relative valuation and the combined company’s governance, negotiations stalled. Mr. Detampel met with the CEO of Company 2 in March of 2005 to discuss combination of the two companies and a non-disclosure agreement was entered into on March 17, 2005. On the same day Mr. Detampel received a detailed letter from the CEO of Company 2 outlining how the two companies could be merged. On March 23, 2005, Company 2 executives provided a presentation via web conference call to Mr. Detampel, Mr. Cuccaro and Mr. Holst summarizing the rationale for combining the companies. On March 25, 2005, Mr. Detampel received a letter from Company 2 highlighting elements of the March 23 presentation. On April 5, 2005, Mr. Detampel and Paul Berberian of Raindance met with executives and a director of Company 2 via web conference to discuss a possible combination of the companies. On April 20, 2005, at a regularly scheduled meeting, our board of directors discussed the proposed merger letter from Company 2. Citigroup provided a presentation related to the proposal. The board determined that the proposal was problematic in several ways and management was instructed not to move forward with negotiations under the proposed terms. On July 27, 2005, Mr. Detampel again discussed combining the companies with the CEO of Company 2. On August 12, 2005, Mr. Detampel received a letter from the CEO of Company 2 outlining in some detail a revised proposal on how the companies could be merged. Shortly thereafter discussions were terminated due to valuation and corporate structural issues.
      On May 18 and 19, 2004, the Raindance board met with management for an extensive strategic planning session. Based upon management recommendations made during this session the board authorized management to enter into merger discussions with Company 3 to accelerate the growth of its web conferencing business. In late May of 2004, Mr. Detampel contacted the CEO of Company 3 via telephone to discuss the possibility of merging the two companies. A non-disclosure agreement was entered into between Raindance and Company 3 on June 3, 2004. On June 3, 2004, Mr. Detampel, Mr. Holst and Mr. Vernon (Mr. Vernon via Raindance Meeting Edition) met with certain executives of Company 3 at their headquarters to discuss the possibility of merging the companies. On June 9, 2004, Mr. Detampel and the Chairman of Company 3 discussed the proposed merger via telephone. On June 15, 2004, certain executives from Company 3 met with Mr. Detampel, Mr. Berberian and Mr. Holst to discuss the proposed merger. On June 16, 2004, certain executives from Company 3 met with Mr. Detampel, Mr. Holst, Mr. Cuccaro and Mr. Vernon and discussed in detail how the two companies could be merged. On July 1, 2004, Mr. Detampel, Mr. Holst and Mr. Cuccaro met with certain Company 3 executives via Raindance Meeting Edition to discuss relative valuations. On July 21, 2004, Mr. Detampel updated the Raindance board regarding the ongoing discussions with Company 3 at its regularly scheduled board meeting. Cooley Godward LLP, our outside counsel, was present at the meeting. Our board advised management on ongoing negotiation strategy and valuation. In July through August of 2004, Raindance executives conducted several discussions with Company 3 executives regarding valuation, strategy, management and governance issues. In late August of 2004 discussions stalled when leadership and governance issues could not be resolved. Merger discussions with Company 3 did not resume until eight months latter.
      In late April of 2005, a new CEO was appointed to run Company 3. On May 2, 2005, Mr. Detampel met with the new CEO of Company 3 to discuss the possibility of merging the two companies. On May 19, 2005, Mr. Detampel, Mr. Holst, Mr. Cuccaro, Mr. Vernon and Randy Atherton met with certain executives of Company 3 to discuss in detail the proposed combination of the two companies. In June of 2004, the discussions stalled primarily due to disagreement over strategic direction for the combined company.
      On September 9, 2004, Mr. Detampel and Mr. Cuccaro met with executives from Company 4 to discuss the possibility of combining the two companies. A banking representative of Company 4 subsequently contacted Mr. Cuccaro to follow up and express interest on behalf of Company 4. A non-disclosure agreement was entered into on January 12, 2005 and Company 4 requested preliminary information on January 15, 2005. A conference call concerning preliminary discussion of potential interest took place on January 17, 2005 between Mr. Detampel and Mr. Cuccaro and Company 4. On May 25 and 27, 2005, Company 4 briefed Raindance executives on Company 4 and the merits of a combined company. On May 31, 2005, we requested financial information from Company 4 and on June 3, 2005 Citigroup provided us with a relative valuation analysis. On June 20, 22 and 29 of 2005, Mr. Cuccaro discussed the potential combination, including relative valuation, potential board representation, the potential sale of our web business, post-combination management and the structure of the transaction with an executive of Company 4. Mr. Cuccaro continued discussions with Company 4 executives on July 8, 2005, but no agreement was reached. Discussions continued during July of 2005 but no agreement was reached on the post-combination equity ownership, governance and cash payout to Company 4 shareholders. Citigroup provided further exchange ratio analysis. On July 20, 2005 the potential combination was discussed during a telephonic update of our board of directors. The board provided advice to management. In late July of 2005, Mr. Detampel spoke with the Chief Executive Officer of Company 4 and negotiations terminated due to disagreement over valuation and corporate governance issues.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors
      The board of directors unanimously determined that the merger and the merger agreement were fair to, and in the best interests of, Raindance’s stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Raindance’s stockholders vote to adopt the merger agreement.
      In the course of reaching that determination and recommendation, the board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the belief that, having engaged in a process involving multiple bidders, we obtained the highest price per Raindance share that West was willing to pay and that was reasonably available from any potential acquirer with the degree of assurance that the transaction would be completed that our board of directors deemed necessary;

•	the fact that the merger consideration of $2.70 per Raindance share was a 31.7% premium to the closing trading price of our common stock ($2.05) on January 27, 2006, a 33.8% premium to the average closing price of our common stock ($2.02) for the 10 trading days ended January 27, 2006, a 35.3% premium to the average closing price of our common stock ($2.00) for the 30 trading days ended January 27, 2006, a 34.6% premium to the average closing price of our common stock ($2.01) for the 60 trading days ended January 27, 2006 and a 33% premium to the average closing price of our common stock ($2.03) for the 90 trading days ended January 27, 2006;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated and the absence of a financing condition in the merger agreement to West’s obligation to complete the merger;

•	the business, market and execution risks associated with remaining independent and successfully implementing a growth strategy;

•	the oral opinion of Citigroup presented to the board of directors on January 31, 2006, and subsequently confirmed in writing, to the effect that, as of January 31, 2006, based upon and subject to the various qualifications, considerations, limitations and assumptions set forth in their opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations and qualifications in connection with the opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to authorize Raindance’s management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $4,500,000 termination fee plus up to $700,000 in expenses to West, which is approximately 3.4% of the total merger consideration; and

•	the fact that the merger would be subject to the approval of our stockholders.

      The board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we would no longer exist as an independent company following the completion of the merger, and our stockholders would no longer participate in our growth or from any future increase in the value of Raindance or from any synergies that may be created by the merger;

•	that, in addition to the offer from West, Raindance had also received a nonbinding proposal from Company A (but that such proposal offered inferior consideration as compared to West’s offer, was non-binding, and there was no assurance, based on our prior experience with Company A, that Company A would ultimately stand behind such proposal);

•	that, under the terms of the merger agreement, we would be prohibited from soliciting other acquisition proposals and we would be required to pay to West a termination fee of $4,500,000 plus up to $700,000 in expenses in cash if the merger agreement were terminated under certain circumstances specified in the merger agreement, including if we exercised our right to terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that otherwise could be more advantageous to our stockholders;

•	the fact that any gains from the exchange of our shares for cash in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the merger agreement, we agreed that we would carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we would not take a number of actions related to the conduct of our business without the prior consent of West (certain of which cannot be unreasonably withheld or delayed in circumstances specified in the merger agreement);

•	that if the merger does not close, our business would most likely have been adversely affected by the announcement of the pending merger, as our customers would likely reduce their business with us pending the closing of the merger; and

•	that if the merger does not close, our officers and other employees would have expended extensive efforts attempting to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction and we would have incurred substantial transaction costs in connection with the transaction and such costs would harm our operating results.
      As part of our board of directors’ consideration of the transaction, our board of directors was aware of, discussed with management and its financial advisors and considered the amount of cash held by Raindance. As of January 24, 2006, we had cash, cash equivalents and short-term investments of approximately $42.4 million.
      Moreover, our board of directors considered the interests of our directors and executive officers in the merger which existed as of the time of the board of directors’ determination and recommendation, which are described herein under “The Merger — Interests of Our Directors and Executive Officers in the Merger.”
      The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board of directors may have given different weight to different factors.
      After its consideration of the preceding factors and deliberations, as well as the advice of Cooley Godward LLP, outside counsel to Raindance, regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements, our board of directors unanimously determined that the merger and the merger agreement were fair to, and in the best interests of, Raindance’s stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Raindance’s stockholders vote to adopt the merger agreement.
OPINION OF RAINDANCE COMMUNICATIONS, INC.’S FINANCIAL ADVISOR
      Citigroup was retained to act as financial advisor to Raindance in connection with a prospective sale of Raindance. Pursuant to Citigroup’s engagement letter with Raindance, dated November 19, 2004, as amended on January 20, 2006, Citigroup rendered its oral opinion subsequently confirmed in writing to the Raindance board of directors on January 31, 2006, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, the merger consideration was fair, from a financial point of view, to the holders of Raindance common stock.
      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Raindance common stock are urged to read the Citigroup opinion carefully and in its entirety.
      Citigroup’s opinion was limited solely to the fairness of the merger consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the Raindance board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.
      In arriving at its opinion, Citigroup reviewed a draft dated January 27, 2006 of the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Raindance concerning the business, operations and prospects of Raindance. Citigroup examined certain publicly available business and financial information relating to Raindance as well as certain financial forecasts and other information and data relating to Raindance which were provided to or otherwise reviewed or discussed with Citigroup by the management of Raindance. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Raindance and Raindance common stock;

•	the historical and projected earnings and other operating data of Raindance; and

•	the capitalization and financial condition of Raindance.
      Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Raindance. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.
      In rendering its opinion, Citigroup assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of Raindance that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Raindance provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the management of Raindance that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Raindance as to the future financial performance of Raindance. Citigroup assumed, with the consent of the Raindance board of directors, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Raindance or the merger. Representatives of Raindance had advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Raindance nor did Citigroup make any physical inspection of the properties or assets of Raindance.
      Citigroup was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Raindance; however, Citigroup was informed by management that management had solicited interest in a possible acquisition of Raindance, and Citigroup considered the results of that solicitation in its analysis. Citigroup expressed no view, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Raindance or the effect of any other transaction in which Raindance might engage. Citigroup’s opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of the opinion.
      In connection with rendering its opinion, Citigroup made a presentation to the Raindance board of directors on January 31, 2006, with respect to the material analyses performed by Citigroup in evaluating the fairness of the merger consideration. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to January 27, 2006, and is not necessarily indicative of current or future market conditions.

Comparable Companies Analysis
      Citigroup compared financial, operating and stock market information, and forecasted financial information for Raindance, with selected publicly traded companies that operate in the audio and web conferencing sector. The selected comparable companies considered by Citigroup were:

•	ACT Teleconferencing, Inc.

•	Genesys SA

•	Premiere Global Services, Inc.

•	WebEx Communications Inc.

•	West Corporation
      For the company and each of the selected comparable companies, Citigroup derived and compared, among other things, the ratio of each company’s firm value to its revenue and its earnings before interest, taxes, depreciation and amortization (or “EBITDA”) for the last twelve month period for which financial results were available (or “LTM”).
      The forecasted financial information used by Citigroup for Raindance was based on information provided in selected Wall Street analysts’ reports. The forecasted financial information used by Citigroup for the selected comparable companies was based on public filings and information published by IDD Information Services and First Call Corporation. IDD Information Services compiles historical stock market quotes and company data from publicly available sources. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. Citigroup calculated firm value as the sum of the value of: (a) all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise; plus (b) non-convertible indebtedness; plus (c) non-convertible preferred stock; plus (d) minority interests; plus (e) out-of-the-money convertible securities; minus (f) investments in unconsolidated affiliates and cash and cash equivalents. In addition, in deriving ratios for Raindance and the selected comparable companies, Citigroup made certain adjustments to the relevant data to take into account certain unusual and nonrecurring items.

      The following table sets forth the results of these analyses:

	Comparable Companies at
	January 27, 2006 Closing Price						Raindance at		Raindance at
							January 27, 2006		Merger
	Range		Median		Mean		Closing Price		Price

Ratio of Firm Value to:
LTM Revenues	0.3x - 3.5	x	1.5	x	1.6	x	1.0	x	1.5x
LTM EBITDA	3.9x - 10.7	x	5.7	x	6.8	x	5.8	x	8.9x
      Based on these data, Citigroup derived a range for the implied equity value per share of Raindance common stock of $1.70 to $2.20. Citigroup noted that the per share merger price of $2.70 was above the range derived by Citigroup for the implied equity value per share of Raindance common stock using the comparable companies analyses.

Premiums Paid Analysis
      Citigroup reviewed publicly available information for 36 pending or completed merger or acquisition transactions involving publicly traded companies announced since January 1, 2004 in the technology industry involving target companies with a market capitalization of $100 million to $300 million. For each selected precedent transaction, Citigroup derived the implied premium paid per share of common stock of the target company relative to: (i) the closing per share price of the common stock of the target company one day prior to the announcement of the transaction, (ii) the average of the closing per share prices of the common stock of the target company for the 30-day period prior to the announcement of the transaction and (iii) the average of the closing per share prices of the common stock of the target company for the 60-day period prior to the announcement of the transaction.
      The selected technology industry transactions reviewed by Citigroup were (in each case, the target company is listed first, followed by the acquiror):

•	Datastream Systems, Inc./ Magellan Holdings, Inc.

•	Pegasus Solutions, Inc./ Prides Capital Partners, LLC

•	Intellisync Corp./ Nokia Oyj

•	Advanced Power Technology, Inc./ Microsemi Corporation

•	Captiva Software Corporation/ EMC Corporation

•	Bindview Development Corporation/ Symantec Corp.

•	PalmSource, Inc./ ACCESS Co., Ltd.

•	IWO Holdings/ Sprint Nextel Corporation

•	Plumtree Software, Inc./ BEA Systems, Inc.

•	Brooktrout, Inc./ EAS Group, Inc.

•	CyberGuard Corporation/ Secure Computing Corporation

•	Fastclick, Inc./ ValueClick, Inc.

•	Epiphany, Inc./ SSA Global Technologies Inc.

•	Intermix Media, Inc./ News Corporation

•	SeeBeyond Technology Corporation/ Sun Microsystems, Inc.

•	Niku Corporation/ Computer Associates International, Inc.

•	Register.com, Inc./ RCM Acquisition Co.

•	Concord Communications, Inc./ Computer Associates International, Inc.

•	AMX Corporation/ Duchossois Industries, Inc.

•	MAPICS Inc./ Infor Global Solutions UK

•	Corio, Inc./ IBM

•	Selectica, Inc./ Trilogy, Inc.

•	Impac Medical Systems, Inc./ Elekta AB

•	Verisity, Ltd./ Cadence Design Systems, Inc.

•	TippingPoint Technologies, Inc./3Com Corporation

•	Netegrity, Inc./ Computer Associates International, Inc.

•	DuPont Photomasks, Inc./ Toppan Printing Co., Ltd.

•	MSC.Software Corp./ ValueAct Capital

•	Artesyn Technologies, Inc./ Bel Fuse Inc.

•	Genus, Inc./ Aixtron AG

•	Marimba, Inc./ BMC Software, Inc.

•	Group 1 Software, Inc./ Pitney Bowes Inc.

•	Switchboard Inc./ InfoSpace Inc.

•	DigitalThink, Inc./ Convergys Corporation

•	Monolithic System Technology, Inc./ Synopsys, Inc.

•	Sanchez Computer Associates/ Fidelity National Financial Inc.
      The following table sets forth the results of these analyses:

	Precedent
	Transaction
	Premiums

	Mean	Median

1 Day Prior to Announcement	29.2%	22.4%
30 Day Average	34.0%	28.1%
60 Day Average	36.7%	29.8%
      Based on these data, Citigroup applied a premium of approximately 25%-35% to the implied equity value per share of Raindance common stock of $1.70 to $2.20 derived in the comparable companies analyses described above, and derived a range of $2.10 to $3.00 for the implied equity value per share of Raindance common stock. Citigroup noted that the price to be paid in the merger of $2.70 per share was within the range derived by Citigroup for the implied equity value per share of Raindance common stock using the premiums paid analyses.

Selected Precedent Transaction Analysis.
      Citigroup reviewed publicly available information for:

•	3 completed cash merger or acquisition transactions involving target companies operating in the audio conferencing/hardware industries announced since November 12, 2003, with transaction values between $86.0 million and $109.3 million; and

•	8 completed cash merger or acquisition transactions involving target companies operating in the audio conferencing industry announced since March 27, 2003 with transaction values between $20.5 million and $402.2 million.
      The selected precedent transactions considered by Citigroup in the audio conferencing/hardware industries were the following (in each case, the acquiror is listed first, followed by the target company):

•	Polycom, Inc./ Voyant Technologies, Inc.

•	Cisco Systems, Inc./ Latitude Communications, Inc.

•	Avaya Inc./ Spectel

      The selected precedent transactions considered by Citigroup in the audio conferencing industry were the following (in each case, the acquiror is listed first, followed by the target company):

•	Premiere Global Services, Inc./ Netspoke, Inc.

•	Intercall Inc. (division of West)/ Sprint Nextel Corporation (conferencing business)

•	Premiere Global Services, Inc./ Citizens Communications Co. (conferencing business)

•	West/ ECI Conference Call Services LLC

•	Premiere Global Services, Inc./ ClearOne Communication’s, Inc. (conferencing services division)

•	Premiere Global Services, Inc./ Resource Communications, Inc.

•	West/ ConferenceCall.com

•	West/ InterCall Inc.
      For each selected precedent transaction and for the merger, Citigroup derived and compared, among other things the ratio of the firm value of the target company based on the consideration paid in the transaction to the revenue and EBITDA of the target company, in each case, for the last twelve-month period prior to the announcement of the transaction for which financial results were available. In performing these analyses, Citigroup used information available in public documents, company press releases and information published in selected Wall Street analysts’ reports.
      The following table sets forth the results of these analyses:

							Raindance at
							Merger
	Range		Mean		Median		Price

Ratio of Firm Value to:
LTM Revenue	1.4x - 2.4	x	1.9	x	1.9	x	1.5x
LTM EBITDA	4.7x - 6.1	x	5.4	x	5.3	x	8.9x
      Based on these data, Citigroup derived a range for the implied equity value per share of Raindance common stock of $2.25 to $2.70 per share. Citigroup noted that the per share merger price of $2.70 was the high end of the range derived by Citigroup for the implied equity value per share of Raindance common stock using the precedent transaction analyses.

Discounted Cash Flow Analysis
      Citigroup performed discounted cash flow analyses to derive illustrative ranges of implied present values per share of Raindance common stock.
      In performing these analyses, Citigroup used three sets of estimates regarding the future performance of Raindance from 2006-2010: a base case and a downside case, each prepared by Raindance management, as well as a Wall Street case prepared based on information from a CIBC World Markets report dated October 26, 2005. CIBC World Markets analysts prepare equity research reports for various industries including the technology and telecommunications industries. Citigroup derived the present values of Raindance’s net operating losses separately for each of the Raindance base case and downside case as well as the Wall Street case and incorporated these values into the discounted cash flow analyses performed for each case.
      With respect to the Raindance base case, Citigroup applied discount rates ranging from 12.5% to 15.5% and perpetuity growth rates ranging from 4.5% to 6.5%. With respect to the Raindance management downside case and the Wall Street case, Citigroup applied discount rates ranging from 12.5% to 15.5% and perpetuity growth rates ranging from 3.0% to 5.0%.

      The following table sets forth the results of these analyses:

Illustrative Implied Present
Values per Share of
Raindance Common Stock

Raindance Management Base Case	$2.40 - $2.70
Raindance Management Downside Case	$1.50 - $1.60
Wall Street Case	$1.90 - $2.00
      Citigroup noted that the merger price of $2.70 per share was the high end of the range of illustrative implied present values per share of Raindance common stock for the Raindance management base case, and exceeded the ranges of illustrative implied present values per share of Raindance common stock in the Raindance management downside case and the Wall Street case.

Historical Stock Price Analysis.
      Citigroup also compared the merger price of $2.70 to the closing price per share of Raindance common stock for the twelve month period ending on January 27, 2006. Citigroup observed that the low and high closing prices per share of Raindance common stock during this period were $1.92 and $2.63, respectively. Citigroup noted that the merger price of $2.70 exceeded the highest closing price of Raindance common stock during this period.
      Citigroup’s advisory services and opinion were provided for the information of the Raindance board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to Raindance or a recommendation to any holder of Raindance common stock as to how that stockholder should vote on any matters relating to the merger.
      The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Raindance board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentations to the Raindance board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup selected comparable companies and precedent transactions on the basis of various factors, including size and similarity of line of business; however, no company utilized as a comparison in these analyses is identical to Raindance and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or trading value of the subject companies to which Raindance is being compared.
      In its analyses, Citigroup made numerous assumptions with respect to Raindance, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Raindance. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Raindance, the Raindance board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.
      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration in the merger and were provided to the Raindance board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Raindance board of directors in making its determination to approve the merger agreement and the merger. See “Reasons for the Recommendation of the Board of Directors” (page 20).
      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Raindance selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Raindance. Citigroup and its affiliates may in the future provide services to Raindance and West unrelated to the proposed merger, for which services Citigroup and such affiliates would expect to receive compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Raindance and West for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Raindance, West Corporation and their respective affiliates.
      Pursuant to Citigroup’s engagement letter, Raindance agreed to pay Citigroup the following fees for its services rendered in connection with the merger: (i) a transaction fee of 1.0% of the aggregate value of the transaction (subject to a minimum fee of $1,250,000) payable promptly upon consummation of the transaction, and (ii) 20% (not to exceed $1,250,000) of (A) any termination, break-up, topping, or similar fee or payment received in connection with the merger agreement and (B) any profit arising from any shares of West or any of its affiliates acquired in connection with the merger, that will become payable promptly upon receipt of any such compensation by Raindance. Raindance has also agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.
      The merger consideration was determined by arms-length negotiations between Raindance and West Corporation, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.
Recommendation of the Board of Directors
      At a special meeting of our board of directors held on January 31, 2006, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of Raindance and its stockholders that Raindance enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement.
Our board of directors unanimously recommends that you vote “FOR” the merger proposal.
Interests of Our Directors and Executive Officers in the Merger
In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in benefits to our directors and executive officers, but not to stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement. They are set forth below.

Executive Performance-Based Compensation Arrangement
      Pursuant to the Executive Performance-Based Compensation Arrangement effective as of February 19, 2003, as amended (the “Executive Arrangement”), which our board of directors previously approved and the compensation committee of our board administers, certain Raindance executives are eligible to receive cash bonuses and acceleration of previously-issued shares of restricted stock in connection with the merger at the discretion of the board of directors. The Executive Arrangement is intended to attract and retain key executive talent for Raindance.
      In connection with approval of the merger, our board of directors approved the payment of certain cash bonuses and the acceleration of certain previously-issued shares of restricted stock for certain Raindance executives under the Executive Arrangement. Contingent upon closing of the merger, the vesting of restricted stock and the payment of cash bonuses approved by the board of directors pursuant to the Executive Arrangement will occur at the closing of the merger. The amounts of the cash bonus awards to be paid to certain executive officers pursuant to such approval are summarized in the table below:

Employee	Position	Bonus Payout

Don Detampel	Chief Executive Officer	$393,750
Nicholas Cuccaro	Chief Financial Officer	$350,000
Todd Vernon	Chief Technology Officer	$200,000
Peter Holst	President and Chief Operating Officer	$350,000
Stephanie Anagnostou	Senior Vice President and General Counsel	$121,875
Kenneth Mesikapp	Senior Vice President of Finance and Accounting	$121,875

Employment Agreements
      Our Chief Executive Officer, Don Detampel, our Chief Financial Officer, Nicholas Cuccaro, and our President and Chief Operating Officer, Peter Holst, each have an employment agreement with Raindance that provides for, among other things, the following severance benefits upon the executive’s termination of employment:

•	The offer letter with Don Detampel provides for twelve months severance and immediate vesting of options and restricted stock if Mr. Detampel is terminated within twelve months after a change of control. Mr. Detampel’s base salary is $300,000 per annum.

•	The offer letter with Nicholas Cuccaro provides for six months severance and immediate vesting of options if Mr. Cuccaro is terminated within twelve months after a change of control. Mr. Cuccaro’s base salary is $225,000 per annum.

•	The offer letter with Peter Holst provides for nine months severance for termination without cause. Mr. Holst’s base salary is $250,000 per annum.

Severance Benefit and Change in Control Benefit Plan
      In January 2005, we adopted a Severance Benefit and Change in Control Benefit Plan (the “Severance Plan”) that provides for severance benefits to eligible employees whose employment is terminated as a result of an elimination of such employees’ job position as a result of a group termination, change of control or the closure or reorganization of a facility or operation as further described in such plan.
      The merger agreement provides that any employee who remains an employee of the surviving corporation after the effective time of the merger and who was deemed by Raindance to be a full-time employee of Raindance as of the effective time will be entitled to the severance payments if terminated by

West within one year following the effective time, determined by length of employment with Raindance in accordance with Severance Plan as provided below:

Tenure

Position	1 Year	>1>3 Years	>3>5 Years	>5>7 Years

Staff	3 weeks	4 weeks	6 weeks	8 weeks
Manager	6 weeks	8 weeks	12 weeks	16 weeks
Director	7 weeks	9 weeks	13 weeks	17 weeks
VP	10 weeks	13 weeks	19 weeks	25 weeks
SVP	11 weeks	14 weeks	20 weeks	26 weeks
      Because the severance benefits which would be provided to each of Don Detampel, Nicholas Cuccaro and Peter Holst under the Severance Plan are less than the severance benefits which would become payable to each of them under the terms of their respective employment agreements, these three executives will only receive the benefits provided under the terms of their respective employment agreements upon a qualifying termination of employment in connection with the merger, and not the change in control severance benefits payable under the terms of the Severance Plan.
      The remaining Raindance executive officers would receive the following severance benefits under the Severance Plan and in accordance with the merger agreement if terminated by West within one year following the closing of the merger:

•	Todd Vernon: 26 weeks (base salary $215,000)

•	Stephanie Anagnostou: 26 weeks (base salary $196,000)

Accelerated Vesting of Stock Options and Restricted Stock
      All stock options and restricted stock held by our directors and our executive officers will accelerate and vest in full upon completion of the merger, regardless of whether the individual’s employment with Raindance or West is terminated as a result of the merger. Under the terms of the merger agreement, all optionees with outstanding stock options with exercise prices of less than $2.70 per share will be entitled to receive in cash the difference between $2.70 and the exercise price per share for each share subject to an outstanding stock option, less applicable withholding taxes, and all holders of restricted stock will be entitled to receive $2.70 per share for each share of restricted stock held by such person, less applicable withholding taxes.

      The tables below summarize option and restricted stock holdings of our directors and our executive officers. The tables assume, soley for purposes of providing the information therein, that the merger closes on April 1, 2006.

		Weighted
	Shares of	Average
	Common	Exercise
	Stock	Price per
	Subject to	Share of				Total Cash
	Options	Options				Value
	with	with	Cash			Realizable
	exercise	exercise	Value			from
	price	price	Realizable		Cash Value	Options
	greater	greater	from		Realizable	and Shares
	than $2.70	than $2.70	Options	Shares of	from	of
	that Vest	that Vest	that Vest	Restricted	Restricted	Restricted
	as a	as a	as a	Stock that	Stock that	Stock that
	Result of	Result of	Result of	Vest as a	Vest as a	Vest as a
	the	the	the	Result of	Result of	Result of
Name	Merger	Merger	Merger	the Merger	the Merger	the Merger

Donald F. Detampel	0	$0	$0	180,000	$486,000	$486,000
Nicholas J. Cuccaro	22,917	$1.75	$21,771	127,500	$344,250	$366,021
Todd H. Vernon	0	$0	$0	127,500	$344,250	$344,250
Peter J. Holst	22,917	$1.75	$21,771	120,625	$325,688	$347,459
Stephanie A. Anagnostou	19,306	$1.74	$18,563	20,625	$55,688	$74,251
Kathleen J. Cunningham	1,667	$2.11	$984	0	$0	$984
Cary L. Deacon	1,667	$2.11	$984	0	$0	$984
William J. Elsner	1,667	$2.11	$984	0	$0	$984
Patrick J. Lombardi	1,667	$2.11	$984	0	$0	$984

	Total
	Shares of
	Common
	Stock	Weighted
	Subject to	Average				Total Cash
	Options	Exercise				Value
	with	Price	Cash			Realizable
	exercise	per	Value	Total		from
	price	Share of	Realizable	Shares of	Cash Value	Options and
	greater	All	from	Restricted	Realizable	Shares of
	than $2.70	Options	Options	Stock that	from	Restricted
	that will	with	will be	will be	Restricted	Stock that
	be	exercise	Exercisable	Vested at	Stock that	will be
	Exercisable	price	at the	the	will be	Vested at
	at the	greater	Closing of	Closing of	Vested at the	the Closing
	Closing of	than	the	the	Closing of	of the
Name	the Merger	$2.70	Merger	Merger	the Merger	Merger

Donald F. Detampel	0	0	$0	426,196	$1,150,729	$1,150,729
Nicholas J. Cuccaro	660,000	$2.42	$185,400	140,000	$378,000	$563,400
Todd H. Vernon	650,224	$1.62	$703,439	386,737	$1,044,190	$1,747,629
Peter J. Holst	331,534	$2.01	$230,027	127,555	$344,399	$574,426
Stephanie A. Anagnostou	516,950	$1.94	$394,898	27,555	$74,399	$469,297
Kathleen J. Cunningham	10,000	$2.11	$5,900	0	0	$5,900
Cary L. Deacon	80,000	$2.09	$48,600	0	0	$48,600
William J. Elsner	10,000	$2.11	$5,900	0	0	$5,900
Patrick J. Lombardi	20,000	$2.16	$10,800	0	0	$10,800

Golden Parachute Payments
      The following payments made to the executive officers in connection with the merger may be treated in whole or in part as an “excess parachute payment” under Section 280G of the Code: (i) accelerated vesting of stock options or restricted stock, (ii) severance payments, (iii) bonus payments, (iv) stock-based compensation awards made to an executive within twelve months prior to the merger, and (v) any increase to an executive’s base salary or target bonus not otherwise constituting reasonable compensation which is effected within twelve months prior to the merger. If the parachute value of those payments and benefits, as measured under applicable federal tax laws and regulations (the “Value”), exceeds 2.99 times the average W-2 wages or other compensation which the executive received from Raindance for the last 5 calendar years the executive has been employed by Raindance prior to the calendar year in which the merger will be consummated, then an excess parachute payment will result to the extent the Value of those payments and benefits exceeds one time the executive’s average W-2 wages or other compensation for the indicated period. Excess parachute payments are not deductible in accordance with Section 280G. As a result, neither West nor Raindance will be entitled to a tax deduction for any amounts determined to be excess parachute payments. The amount of the lost deduction will depend on the value of the assumed option shares as a result of the merger, the number of option shares which vest on an accelerated basis in connection with the merger, and the portion of the other payments and benefits deemed to be an excess parachute payment, and not as reasonable compensation.
      We entered into agreements with Don Detampel in January of 2004, and with Nicholas Cuccaro, Peter Holst and Todd Vernon in January of 2005, providing that if any future payment by us to the executive officer would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would thereby be subject to the excise tax imposed by Section 4999 of the Code, such payment will be subject to “best after tax” treatment as follows: the payment would be subject to reduction such that the executive officer will receive either (i) that portion of the payment that would result in no portion of the payment being subject to the excise tax, or (ii) all or a reduced portion of the payment still subject to the excise tax, whichever amount would result in the executive officer receiving the greatest amount of the payment after taking into account all applicable income and excise taxes.

Employee Stock Purchase Plan
      Certain of our executive officers are participants in the Raindance Communications, Inc. 2000 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Under the terms of the Employee Stock Purchase Plan, all participants, including such executive officers, may purchase shares of our common stock at a purchase price equal to 95% of the fair value of a share of our common stock on February 15, 2006.

Indemnification of Directors and Executive Officers and Insurance
      The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the completion of the merger that exist in favor of individuals who are or were directors or officers of Raindance at or prior to the completion of the merger as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. West has agreed to cause the surviving corporation in the merger to fulfill and honor those obligations in all respects. The merger agreement further provides that for a period of six years following the completion of the merger, the surviving corporation in the merger will, and West will cause the surviving corporation to, maintain our current directors’ and officers’ liability insurance or provide substitute directors’ and officers’ liability insurance with terms and conditions no less favorable than our directors’ and officers’ liability insurance, which insurance shall cover those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy. West will not be required to pay an annual premium for the insurance that exceeds 150% of the annual premium that we were paying for our insurance as of the date of the merger agreement. If the amount of the aggregate annual premiums necessary to maintain or procure the insurance coverage exceeds the maximum amount, the surviving corporation during the six-year period is required to maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the maximum amount. In lieu of the foregoing, West is entitled to purchase a tail policy providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to our former officers and directors as the current policies of directors’ and officers’ and fiduciary liability insurance maintained by us covering the six-year period.

Appraisal Rights
      If the merger is completed, holders of Raindance common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.
      The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.
      A record holder of shares of Raindance common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Raindance common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Raindance common stock” are to the record holder or holders of shares of Raindance common stock. Except as set forth herein, stockholders of Raindance will not be entitled to appraisal rights in connection with the merger.
      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Raindance common stock.
      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on [ ● ], 2006. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Raindance common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Raindance common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Raindance at 1157 Century Drive, Louisville, CO 80027, Attention: Corporate Secretary.
      Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.
      Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Raindance common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.
      Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Raindance common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Raindance or the surviving corporation and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
      If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Raindance common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.
      Although we believe that the $2.70 per share cash consideration payable in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $2.70 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Raindance common stock is less than the $2.70 per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated

that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.
      The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.
      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.
      At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the $2.70 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.
      Failure by any Raindance stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.
Delisting and Deregistration of Our Common Stock
      If the merger is completed, Raindance common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.
Material U.S. Federal Income Tax Consequences of the Merger
      The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income-tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of Raindance common stock other than pursuant to the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Raindance stockholders in light of their particular circumstances, including holders:

•	who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, partnerships, insurance companies, or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle, or other risk reduction strategy;

•	who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code; or

•	who do not hold their shares as capital assets.
      The following summary also does not address holders of stock options. The following summary assumes that Raindance stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Raindance Common Stock
      The conversion of Raindance common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their Raindance common stock (which is usually a stockholder’s original cost for the stock). For this purpose, Raindance stockholders who acquired different blocks of shares of Raindance common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Raindance common stock surrendered in the exchange.
      This gain or loss will be long-term if the holder has held Raindance common stock for more than one year as of the date of the completion of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts, and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup Withholding
      A Raindance stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s shares of Raindance common stock in the merger. Backup withholding will generally not apply, however, to a Raindance stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 to the paying agent. Each Raindance stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a Raindance stockholder under the backup withholding rules generally will be allowed as a credit against the Raindance stockholder’s U.S. federal income tax liability. Raindance stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger (at a current rate of 28%) and may be subject to a $50 penalty imposed by the IRS. If the paying agent withholds on a payment to a stockholder and the withholding results in an overpayment of taxes by that stockholder, a refund may be obtained from the IRS.
      The foregoing discussion of the U.S. federal income tax consequences of the merger is for our stockholders’ general information only. Tax matters are complicated and the tax consequences of the merger to you will depend on the facts of your own situation. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.
Antitrust Matters
      Under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Raindance with Merger Sub and the conversion of shares of Raindance stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the merger cannot be completed until the expiration or early termination of the waiting period following the filing of Notification and Report Forms by West and Raindance. Both West and Raindance have filed the required notification and report forms. The merger agreement generally provides that West and Raindance will use commercially reasonable efforts to complete the merger as promptly as practicable, including commercially reasonable efforts to obtain regulatory clearance, subject to the more specific provisions in the merger agreement addressing these matters.
      At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT
      The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Raindance. Such information can be found elsewhere in this proxy statement and in the other public filings Raindance makes with the SEC, which are available without charge at www.sec.gov.
Merger Consideration
      Upon completion of the merger, each outstanding share of Raindance common stock, other than shares held by stockholders who demand and perfect their appraisal rights, will be converted into the right to receive $2.70 in cash, without interest. The price of $2.70 per share was determined through arms-length negotiations between us and West. Upon completion of the merger, no shares of Raindance common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.
Conversion of Shares; Procedures for Exchange of Certificates
      Effective automatically upon completion of the merger, each share of Raindance common stock that you own will be converted into the right to receive $2.70 in cash, without interest and less any applicable tax withholding. Prior to the completion of the merger, West will designate a bank or trust company to act as paying agent under the merger agreement. The merger agreement provides that at or prior to the completion of the merger, West will deposit with the paying agent cash sufficient to enable the paying agent to pay the aggregate merger consideration to Raindance stockholders.
      The merger agreement provides that promptly after the completion of the merger, the paying agent will mail to each former Raindance stockholder a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration, without any interest thereon and less any applicable tax withholding. The certificates so surrendered will be canceled.
      In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, is properly endorsed or otherwise in proper form for transfer, and the transferee either pays any applicable transfer taxes relating to such transfer, or establishes that such transfer taxes have been paid or are not applicable.
      If your stock certificate has been lost, stolen or destroyed, the paying agent will pay to you the applicable merger consideration if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by West or the paying agent, you post a bond in such reasonable amount as West or the paying agent may direct as indemnity against any claim that may be made with respect to that certificate against West or the paying agent.
      Do not send your certificates now. You should send your certificates only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.
      The merger agreement provides that one year after the completion of the merger, the paying agent will deliver to West any funds made available to the paying agent which have not been disbursed to former Raindance shareholders, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to West for payment of the merger consideration to which they are entitled, without any interest thereon.
      The cash paid to you upon conversion of your Raindance common stock will be issued in full satisfaction of all rights relating to the shares of Raindance common stock.
Effect on Raindance Stock Options
      As of the Effective Time of the merger, each Raindance stock option then outstanding will become fully vested and exercisable. Each holder of a Raindance stock option will be given the opportunity to exercise such option, effective as of the Effective Time of the merger, and thereby to become a stockholder of Raindance entitled to receive the merger consideration of $2.70 per share of Raindance common stock. Each Raindance stock option that is outstanding as of the completion of the merger will be automatically canceled and converted into the right to receive an amount in cash equal to, for each share of common stock of Raindance underlying such option, the excess (if any) of $2.70 over the exercise price per share of such option (with the aggregate amount of such payment rounded down to the nearest cent) less applicable taxes, if any, required to be withheld with respect to such payment. No consideration will be paid for any Raindance stock option with an exercise price exceeding $2.70.
Effect on Raindance Restricted Stock Awards
      As of the Effective Time of the merger, each Raindance restricted stock award then outstanding will become fully vested. Each vested restricted stock award that is outstanding as of the completion of the merger will be automatically converted into the right to receive an amount in cash equal to $2.70 for each share of Raindance common stock underlying such award, less any applicable tax withholding.
Effect on Raindance Warrants
      West will pay each holder of a warrant to purchase shares of Raindance common stock upon surrender of such warrant, an amount in cash (without interest) equal to, for each share of common stock of Raindance underlying such warrant, the excess (if any) of $2.70 over the purchase price per share of such warrant (with the aggregate amount of such payment rounded down to the nearest cent) less applicable taxes, if any, required to be withheld with respect to such payment. No consideration will be paid for any Raindance warrant with a purchase price exceeding $2.70. Any Raindance warrant not surrendered for cancellation as provided above shall survive the merger and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on the per share purchase price in accordance with the merger adjustment provisions of each such Raindance warrant.
Effect on Raindance Employee Stock Purchase Plan
      We have agreed to take all actions with respect to the Raindance Employee Stock Purchase Plan (“ESPP”) necessary (a) to provide that the current exercise period scheduled to end on February 15, 2006 will end on the earlier of (i) February 15, 2006, or (ii) a date prior to the completion of the merger, as provided in the ESPP, (b) to terminate the ESPP as of the completion of the merger, and (c) to provide that no new exercise periods will be commenced under the ESPP following the termination of the exercise period scheduled to end on February 15, 2006.
Effective Time of the Merger
      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by West and Raindance and specified in the certificate of merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, a wholly-owned subsidiary of West and a party to the merger agreement, will merge with and into Raindance. Raindance will survive the merger as a wholly-owned subsidiary of West.

Representations and Warranties
      The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of Raindance” and “Representations and Warranties of West” in Sections 3.3 and 3.4, respectively, of the merger agreement attached as Annex A to this proxy statement. However, the assertions embodied in the representations and warranties made by Raindance are qualified by information and statements made in a confidential disclosure schedule that Raindance provided to West in connection with the signing of the merger agreement. While Raindance does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in Raindance’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Raindance’s public disclosures.
      The merger agreement contains representations and warranties of Raindance as to, among other things:

•	our organization, good standing and corporate power;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

•	our SEC documents and financial statements;

•	our outstanding liabilities;

•	certain changes or events between December 31, 2004 and the date of the merger agreement;

•	tax matters;

•	environmental matters

•	compliance with laws and permits;

•	the absence of changes in employee benefits plans, and labor matters;

•	information relating to our contracts;

•	the absence of an effect of the execution of the merger agreement on our current material contracts;

•	legal proceedings and investigations;

•	our intellectual property;

•	title to our properties;

•	labor matters;

•	employee benefit matters;

•	government contracts;

•	our insurance policies;

•	related parties matters;

•	the absence of restrictions on our business;

•	our brokers and other advisors;

•	exemption from state takeover laws;
      In addition, the merger agreement contains representations and warranties by West as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

•	the absence of ownership of Raindance by West or its affiliates;

•	litigation;

•	ownership and operations of Merger Sub; and

•	available funds for the payment of the merger consideration.
      The merger agreement provides that the representations and warranties of Raindance, West and Merger Sub will not survive the completion of the merger.
Covenants

Conduct of Raindance Business
      We have agreed in the merger agreement that, except as expressly permitted or contemplated by the merger agreement or required by law or the terms of an existing contract disclosed by us to West, and except for certain actions set forth in the disclosure schedule or otherwise consented to by West in writing, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, we will and will cause our subsidiaries to use commercially reasonable efforts to (a) operate our respective businesses in the ordinary course, and (b) use commercially reasonable efforts to maintain and preserve intact our business organization, employees and advantageous business relationships.
      In addition, we have agreed in the merger agreement that, subject to the exceptions described above, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, neither we nor any of our subsidiaries may, without West’s written consent (which, as to certain of the matters listed below, may not be unreasonably withheld):

•	amend or propose to amend our certificate of incorporation or bylaws (or similar organizational documents) or any indemnity agreements with our directors or officers;

•	(i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of our capital stock or any securities or obligations convertible into or exchangeable for any shares of our capital stock, (iii) grant any rights to acquire our capital stock or any instrument the value of which is determined in whole or in part by reference to the market value of our capital stock, (iv) except for certain permitted issuances, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our capital stock, or (v) make any change in any instrument or contract governing the terms of any of its securities;

•	other than short-term investments in the ordinary course of business in connection with our treasury or cash management function or pursuant to contracts in force at the date of or permitted by the merger agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other person or any legal, commercial, or governmental entity;

•	enter into any new line of business, or materially change our operating policies, except as required by applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of any material part of our business or any of our material properties or assets to any person or entity, or otherwise create or incur any material lien on our assets, or cancel, release or assign any indebtedness of any person or entity or any claims against any person or entity or transfer, agree to transfer or grant of, or agree to grant a license to, any of our material intellectual property, except (i) the sale, transfer or other disposition of obsolete, worn-out or unneeded equipment in the ordinary course of business consistent with past practice or the grant of non-exclusive out-licenses in connection with ordinary revenue transactions, (ii) as security for any permitted indebtedness or (iii) pursuant to contracts in force as of the date of the merger agreement;

•	incur any material amount of indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness and other than borrowings pursuant to existing credit facilities or pursuant to any modifications, renewals or replacements of such credit facilities so long as the maximum aggregate permitted borrowings for such modifications, renewals or replacements are not increased and do not increase or create any prepayment penalties or premiums, and other than with respect to normal course expense reimbursement commitments to officers, directors and employees; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person or entity; make any loan, capital contribution or advance to any person or entity (other than travel, business expense and similar advances to employees in the ordinary course of business consistent with past practice); or grant credit to any customer, distributor or supplier on terms or in amounts materially more favorable than had been extended to any such person or entity in the past;

•	amend (except in a manner favorable to Raindance), terminate or waive any material provision of any contract that is filed as an exhibit to our SEC Reports or that is otherwise material to our business, other than (i) in connection with normal renewals of contracts without materially adverse changes of terms, (ii) in connection with the scheduled expiration of a contract’s term or (iii) with respect to contracts with customers, any amendments or waivers of payment provisions in the ordinary course of business consistent with past practice in an amount not to exceed $5,000 in any one case or $25,000 in the aggregate during any 30 day period;

•	other than as required by our benefit plans and contracts as in effect at the date of the merger agreement or as disclosed to West, (i) increase in any manner the compensation or fringe benefits of any of our officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any such officers, employees or directors, (iii) become a party to, amend or commit to any benefit plan or contract or employment agreement with or for the benefit of any officer, employee or director, other than: (A) standard offer letters in connection with hiring at-will employees not otherwise prohibited by the merger agreement; and (B) contracts in the ordinary course of business consistent with past practice under existing benefit plans to the extent not otherwise prohibited, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights to acquire our stock pursuant to any Raindance equity compensation plan;

•	hire any employee (i) other than on an at-will basis or (ii) with annual compensation (including base salary and bonus opportunity) of $200,000 or more;

•	settle or compromise any material litigation, other than (i) in connection with enforcing our rights under the merger agreement, or (ii) for the routine collection of bills in the ordinary course of business consistent with past practice;

•	revalue any of our assets or change any method of accounting or accounting practice other than changes required by GAAP and other than changes which would not have a material impact on us;

•	file or amend any tax return except in the ordinary course of business; settle or compromise any material tax liability; or make, change or revoke any material tax election or change any method of tax accounting, except as required by applicable law;

•	merge or consolidate Raindance or any of our subsidiaries with any other person or entity, except for any such transactions among our wholly owned subsidiaries that are not obligors or guarantors of third party indebtedness;

•	acquire assets or spend or commit to spend amounts on capital expenditures in excess of the amounts set forth in the disclosure schedule provided to West;

•	enter into any contract that would be required to be listed in the disclosure schedule provided to West if entered into prior to the date of the merger agreement; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
      The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Article 4 of the merger agreement entitled “Covenants and Additional Agreements of the Parties” in Annex A to this proxy statement.

No Solicitation of Alternative Transactions by Raindance
      We have agreed in the merger agreement, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, to certain limitations on our ability to take action with respect to alternative acquisition transactions. We will not, and will cause our directors, officers, investment bankers, financial advisors, attorneys and accountants not to, and shall use reasonable best efforts to cause our employees and other agents not to,

•	initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any person or entity relating to any Acquisition Proposal (as defined below);

•	engage or participate in any negotiations concerning any person or entity relating to any Acquisition Proposal;

•	provide any confidential or nonpublic information or data to, or provide access to our properties, books, records or personnel to any person or entity relating to any Acquisition Proposal;

•	have or participate in any discussions with any person or entity relating to any Acquisition Proposal; or

•	exempt from the restrictions contained in any takeover laws, including Section 203 of the DGCL, any person or entity relating to any Acquisition Proposal.
      Notwithstanding these limitations, the merger agreement provides that in the event we receive an unsolicited bona fide Acquisition Proposal at any time prior to the adoption of the merger agreement by our stockholders, and our board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), we may furnish nonpublic information, provide access to our properties, books, records or personnel, exempt from the restrictions contained in any takeover laws, the person or entity submitting such Acquisition Proposal. In such case we may also modify, waive, amend or release any standstill, confidentiality or similar agreements, and participate in such negotiations or discussions to the extent that our board of directors concludes in good faith (after consultation with outside counsel) that failure to take such actions would violate its fiduciary duties under applicable law.
      Prior to providing any nonpublic information to any person or entity relating to an Acquisition Proposal, we must enter into a confidentiality agreement with such third party on terms no less favorable to us than the terms currently in effect in the confidentiality agreement with West.
      We must promptly (within two days) advise West following receipt of any Acquisition Proposal (including the substance of and identity of the person or entity making such Acquisition Proposal), and will keep West apprised of any related developments, discussions and negotiations on a current basis.

      If, in response to an Acquisition Proposal that was not solicited by us and which did not otherwise result from a breach of the merger agreement (an “Outside Proposal”), our board of directors concludes in good faith (after consultation with outside counsel) that notwithstanding the merger agreement with West and any concessions which may be offered by West, such Outside Proposal is a Superior Proposal, the board may terminate the merger agreement with West (and if it so chooses, cause Raindance to enter into an agreement with respect to the Superior Proposal). However, we may take such actions only prior to the adoption of the merger agreement with West by our stockholders and after the second business day following West’s receipt of written notice advising that it that we are prepared to accept such Outside Proposal. If requested by West in response to a notice that we are prepared to accept such Outside Proposal, we must negotiate in good faith with West for two days to make such adjustments to the merger agreement that would allow us to proceed with a transaction with West.
      Under the merger agreement, an “Acquisition Proposal” means, other than the merger with West, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase of 30% or more of our assets or voting power, (ii) any tender offer or exchange offer that would result in such third party beneficially owning 30% or more of our voting power, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction which would result in a third party beneficially owning 30% or more of our voting power, or a liquidation or dissolution of Raindance.
      Under the merger agreement, “Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Raindance common stock on terms that our board of directors concludes in good faith to be more favorable from a financial point of view to our stockholders than the merger with West (1) after consulting with our financial advisors and (2) after taking into account the likelihood of consummation of such transaction.

Employee Benefits
      West has agreed in the merger agreement to either (i) provide generally to officers and employees of Raindance who remain employees of the surviving corporation employee benefits under benefit plans maintained by West, on terms and conditions which are substantially the same as for similarly situated officers and employees of West and its Subsidiaries, or (ii) maintain, for the benefit of such employees, the benefit plans maintained by Raindance immediately prior to the effective time. Our employees will also be provided credit for prior service under applicable employee benefit plans. West has also agreed that it will, or it will cause Raindance (as its wholly owned subsidiary after the merger) to, assume the obligations under specified existing employment and severance agreements. If the merger is completed, Raindance will become a wholly owned subsidiary of West and will continue to be responsible for its employee benefits and compensation liabilities.

Other Covenants
      The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	execution and filing of the Certificate of Merger with the Delaware Secretary of State;

•	the treatment of our employees whose employment with West is continued following the completion of the merger;

•	the preparation of this proxy statement, the accuracy of the information contained in this proxy statement and the holding of the Special Meeting;

•	West’s access to our information prior to the completion of the merger, and our obligation to reasonably cooperate with efforts by West to obtain the financings contemplated by the merger financing agreements;

•	the parties’ use of commercially reasonable efforts to complete the merger as promptly as practicable, including obtaining antitrust clearance;

•	public announcements;

•	matters related to takeover laws;

•	the continuation of indemnification of our directors and officers and directors’ and officers’ liability insurance following the completion of the merger;

•	notification of the occurrence of a material adverse effect on us, breaches of representations and warranties, breaches of covenants and certain other matters;

•	Raindance director resignations; and

•	West’s financing.
Conditions to the Merger
      The merger agreement provides that the parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of Raindance’s stockholders;

•	the expiration or termination of the waiting period under the HSR Act;

•	No order issued by any governmental authority (whether temporary, preliminary, or permanent) preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains, or makes illegal the consummation of the merger; and

•	Any other approval of any governmental authority or waiting periods under any applicable law or regulation of any governmental authority shall be obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability.
      The merger agreement provides that West’s obligations to complete the merger are subject to the following additional conditions:

•	certain of our representations and warranties must be true and correct as of the date of the completion of the merger in all material respects, and our remaining representations and warranties must be true and correct as of the date of completion of the merger (disregarding material adverse effect or materiality qualifiers but not disregarding dollar thresholds or material qualifiers as to certain specified representations), except in each such case where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on Raindance, and West shall have received a certificate signed on behalf of Raindance by a duly authorized officer of Raindance, to such effect;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	West shall have received from us (i) certified resolutions of our board of directors and stockholders authorizing the execution and delivery of the merger agreement and the consummation of the transactions contemplated in it; and (ii) certificates of good standing, dated as of a recent date before the completion of the merger, from the Secretaries of State of the States of Delaware, Colorado, California and Georgia; and

•	from the date of the merger agreement through the completion of the merger, there must not have been any fact, event or circumstance that, individually or in the aggregate, has caused or would reasonably be expected to have, a material adverse effect on us.
      The merger agreement also provides that our obligation to complete the merger is subject to the following additional conditions:

•	The representations and warranties of West set forth in the merger agreement, disregarding all material adverse effect qualifications contained therein, shall be true and correct as of the date of the merger agreement and as of the completion of the transaction as though made at and as of the completion of the transaction (except that representations and warranties that by their terms speak specifically as of a certain date shall be true and correct as of such date), except in each such case where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a material adverse effect on West, and Raindance shall have received a certificate signed on behalf of West by a duly authorized officer of West, to such effect; and

•	The agreements and covenants of West to be performed and complied with pursuant to the merger agreement prior to completion of the merger shall have been duly performed and complied with in all material respects and Raindance shall have received a certificate signed on behalf of West by a duly authorized officer of West, to such effect.

      The merger agreement provides that a “material adverse effect” on a party means an effect which (i) in the case of Raindance only, is materially adverse, or is reasonably likely to be materially adverse, to the business, financial condition or results of operations of Raindance and its subsidiaries taken as a whole or (ii) materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger; provided, that in determining whether a material adverse effect has occurred or is reasonably likely to occur there shall be excluded any effect to the extent attributable to or resulting from

•	any changes in laws or regulations generally affecting the businesses of such party,

•	any change in GAAP generally affecting the businesses of such party,

•	events, conditions or trends in economic, business or financial conditions generally affecting the businesses of such party,

•	changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States,

•	the effects of the actions contemplated, permitted or required by the merger agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated thereby or that are not taken because such actions are prohibited by Section 4.2 of the merger agreement and West withheld its consent to such actions,

•	the announcement or pendency of the merger or any of the transactions contemplated hereby,

•	the failure to meet internal or analyst’s expectations or projections between the date of the merger agreement and the completion of the merger (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph), and

•	any event, condition, claim, liability, or potential loss or contingency disclosed on the disclosure schedule provided to West by us; provided further, that in the case of any event, condition or trend described in the first four clauses above, the effect thereof on such party is not materially different than the effect thereof on comparable companies.
Termination of the Merger Agreement
      The merger agreement provides that it may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of the boards of directors of Raindance and West;

•	by the board of directors of either party in the event of a breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of the other party, which breach would result in, if occurring or continuing on date of completion of the merger, the failure of the conditions to the terminating party’s obligations set forth in Sections 5.2 or 5.3 of the merger agreement, as the case dictates, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	by the board of directors of either party in the event that (i) any consent required to be obtained from any governmental authority has been denied by final nonappealable action of such governmental authority, and the failure to obtain any such consent would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability, or (ii) the Raindance stockholder approval has not been obtained by reason of the failure to obtain the required vote at the Raindance stockholders’ meeting where the merger agreement was presented to such shareholders for approval and voted upon (“Raindance No-Vote Termination”);

•	by the board of directors of either party in the event that the merger has not been consummated by August 1, 2006, if the failure to consummate the transactions contemplated in the merger agreement on or before such date is not caused by any breach of the merger agreement by the party electing to terminate;

•	by the board of directors of West in the event that (i) Raindance has withdrawn or modified the board of director’s recommendation in a manner adverse to West (“Change in Raindance Support Termination”), or (ii) the board of directors of Raindance has recommended, endorsed, accepted or agreed to an alternative acquisition proposal (“Alternative Recommendation Termination”); or

•	by the board of directors of Raindance in accordance with Section 4.9(b) of the merger agreement; provided that (1) Raindance has not breached Section 4.9 in any material respect, and (2) Raindance has tendered the termination fee to West (“Superior Proposal Termination”).
      The merger agreement provides that in the event of termination of the merger agreement, the merger agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than with respect to the sharing of expenses and the possible payment of termination fees, provided that no such termination will relieve any party from any liability or damages resulting from (a) any breach of any covenant contained in the merger agreement by such party prior to such termination or (b) any willful breach of such party’s representations and warranties in the merger agreement.
Fees and Expenses
      Pursuant to the merger agreement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses.
      In addition, pursuant to the merger agreement we must pay to West an amount equal to $4,500,000 in cash if the merger agreement is terminated under any of the following circumstances:

•	if (A) (i) either party terminates by reason of a Raindance No-Vote Termination, or (ii) West terminates by reason of a Change in Raindance Support Termination, or (iii) West terminates on the basis of a material breach by Raindance of Section 4.4 or 4.9 of the merger agreement, and (B) at any time after the date of the merger agreement and prior to such termination there is a publicly announced Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Raindance with respect to an Acquisition Proposal;

•	if West terminates by reason of an Alternative Recommendation Termination; or

•	if Raindance terminates by reason of a Superior Proposal Termination.
      In the event the termination fee becomes payable to West by us due to either of the first two clauses above, in addition to the termination fee and at the same time as it becomes payable, we must make a nonrefundable cash payment to West in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, investment bankers’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of West in connection with the preparation and negotiation of the merger agreement, and otherwise in connection with the merger and the other transactions contemplated in the merger agreement, but in no event to exceed $700,000.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents certain information regarding the ownership of our common stock as of January 31, 2006 by:

•	each director;

•	our Chief Executive Officer and our most highly compensated executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our common stock subject to options currently exercisable within 60 days of January 31, 2006. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 55,280,289 shares of our common stock outstanding as of January 31, 2006. Unless otherwise indicated, the address for each listed stockholder is c/o Raindance Communications, Inc., 1157 Century Drive, Louisville, CO 80027.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

Donald F. Detampel, Jr.(2)	2,491,196	4.3%
Todd H. Vernon(3)	1,378,140	2.5
Nicholas J. Cuccaro(4)	982,112	1.8
Peter J. Holst(5)	716,790	1.3
Stephanie A. Anagnostou(6)	923,484	1.7
Randy A. Atherton(7)	250,000	*
Caxton International Limited(8)	3,052,438	7.0
Dalton Greiner Hartman Maher & Co., LLC	4,828,584	8.7
Tocqueville Asset Management, L.P.(9)	3,189,938	5.8
Kathleen J. Cunningham(10)	48,333	*
Cary L. Deacon(11)	86,983	*
William J. Elsner(12)	48,333	*
Patrick J. Lombardi(13)	123,582	*
All executive officers and directors as a group (10 persons)(14)	7,845,884	11.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 55,280,289 shares outstanding on January 31, 2006, adjusted as required by rules promulgated by the SEC.

(2)	Includes 2,065,000 shares subject to options exercisable within 60 days of March 15, 2006.

(3)	Includes 912,167 shares subject to options exercisable within 60 days of March 15, 2006.

(4)	Includes 737,083 shares subject to options exercisable within 60 days of March 15, 2006.

(5)	Includes 500,684 shares subject to options exercisable within 60 days of March 15, 2006.

(6)	Includes 813,644 shares subject to options exercisable within 60 days of March 15, 2006.

(7)	Includes 250,000 shares subject to options exercisable within 60 days of March 15, 2006.

(8)	Includes 140,521 shares held by GDK, Inc. (“GDK”). Caxton Associates, L.L.C. is the trading advisor to Caxton International Limited (“Caxton International”) and GDK and, as such, has voting and dispositive power with respect to the 3,719,899 shares owned by Caxton International and the 140,521 shares owned by CGK.

(9)	Includes 39,100 shares held by G-America Small Cap Value Fund and 58,750 shares held by Schwab Small-Cap Market Master Fund, with respect to which Tocqueville Asset Management LP is a sub-advisor and over which it retains shared voting power. Excludes 87,575 shares held in non-discretionary separate accounts, with respect to which Tocqueville Asset Management LP has no investment power.

(10)	Includes 48,333 shares subject to options exercisable within 60 days of March 15, 2006.

(11)	Includes 78,333 shares subject to options exercisable within 60 days of March 15, 2006.

(12)	Includes 48,333 shares subject to options exercisable within 60 days of March 15, 2006.

(13)	Includes 105,832 shares subject to options exercisable within 60 days of March 15, 2006.

(14)	Includes shares as described in the notes above, as applicable.
      In addition to the amounts set forth in the foregoing table, based on the merger agreement, West has the right to acquire all of the issued and outstanding shares of our common stock, subject to the terms of the merger agreement. Depending upon the timing of the merger, West may acquire such shares of common stock within 60 days of the date of the foregoing table. The address for West is 11808 Miracle Hills Drive, Omaha, NE 68154.
      In addition, as described above under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page      , immediately prior to the completion of the merger, stock options held by our executive officers and directors, like stock options held by our other employees, will immediately vest and become exercisable, except as may be otherwise provided in the grant documents relating to such options. All stock options will be automatically converted into an amount in cash equal to, for each share of common stock of Raindance underlying such option, the excess (if any) of $2.70 over the exercise price per share of such option.
MARKET FOR THE COMMON STOCK; DIVIDEND DATA
      Our common stock is quoted on the Nasdaq National Market under the ticker symbol “RNDC.” This table shows, for the periods indicated, the high and low sales price per share for Raindance common stock as reported by the Nasdaq National Market.

	Raindance
	Common Stock

	High	Low

Year ending December 31, 2006
First Quarter (through , 2006)	[ ● ]	1.91
Year ended December 31, 2005
Fourth Quarter	2.35	1.90
Third Quarter	2.42	2.021
Second Quarter	2.55	1.94
First Quarter	2.73	2.13
Year ended December 31, 2004
Fourth Quarter	2.47	1.47
Third Quarter	2.09	1.22
Second Quarter	2.88	1.85
First Quarter	3.63	2.50
      The high and low sales price per share for Raindance common stock as reported by the Nasdaq National Market on [       ●       ], 2006, the latest practicable trading day before the filing of this proxy statement was $[ ● ] and $[ ● ], respectively.

      As of [       ●       ], 2006, our common stock was held of record by [       ●       ] stockholders.
      We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. The merger agreement provides that we may not pay any cash dividends without West’s consent. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS
      As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.
Adjournments
      The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting (excluding abstentions). We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.
Stockholder Proposals
      We will hold an Annual Meeting of Stockholders in 2006, or the 2006 Annual Meeting, only if the merger is not completed. To be considered for inclusion in proxy materials for the 2006 Annual meeting (if such meeting is held), you must have submitted your proposal in writing by December 2, 2005 to our Investor Relations Department, Raindance Communications, Inc., 1157 Century Drive, Louisville, CO 80027 unless our 2006 Annual Meeting of Stockholders is held before April 5, 2006 or after June 4, 2006, in which event notice by stockholders must be received a reasonable time before we begin to print and mail our proxy materials. If you wish to bring matters or propose nominees for director at our 2006 Annual Meeting of Stockholders, even if you do not request that these matters be included in our proxy materials, you must have provided us with information required by our bylaws by February 4, 2006, unless our 2006 Annual Meeting of Stockholders is held before April 5, 2006 or after June 4, 2006, in which event notice by stockholders must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.
Where You Can Find More Information
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.
      West has supplied all information contained in this proxy statement relating to West and Merger Sub and we have supplied all information relating to us.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [       ●       ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RAINDANCE COMMUNICATIONS, INC.,
WEST CORPORATION
AND
ROCKIES ACQUISITION CORPORATION
Dated as of February 6, 2006

LIST OF EXHIBITS

Exhibit
Number	Description

A	Organizational Documents of Surviving Corporation
B	Officers of Surviving Corporation

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 6, 2006, by and among Raindance Communications, Inc., a Delaware corporation (“Raindance”), West Corporation, a Delaware corporation (“West”), and Rockies Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of West (“Merger Sub”).
Preamble
      The Boards of Directors of Raindance, Merger Sub and West have approved this Agreement and the transactions described herein. This Agreement provides for the acquisition of Raindance by West pursuant to the merger of Merger Sub with and into Raindance.
      Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
      NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
Transactions and Terms of Merger
      1.1     Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Raindance in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL (the “Merger”). Raindance shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger, shall continue to be governed by the Laws of the State of Delaware, shall become a wholly owned subsidiary of West, and the separate corporate existence of Raindance with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by Merger.
      1.2     Time and Place of Closing. The closing of the Merger (the “Closing”) shall take place at such time and place as West and Raindance shall agree, on the date when the Effective Time is to occur (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties hereto.
      1.3     Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall take effect when the Certificate of Merger becomes effective (the “Effective Time”).
      1.4     Effect on Raindance Common Stock.
      (a) At the Effective Time, in each case subject to Section 1.4(d), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Raindance Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Raindance Common Stock held by any Party or any Subsidiary of a Party (in each case other than shares of Raindance Common Stock held on behalf of third parties) or shares of the Common Stock (the “Dissenting Shares”) that are owned by stockholders properly exercising their appraisal rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive $2.70 (the “Per Share Purchase Price”) in cash, less any applicable withholding Taxes (the “Merger Consideration”).
      (b) At the Effective Time, all shares of Raindance Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Raindance Common Stock (the “Certificates”) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

      (c) If, prior to the Effective Time, the outstanding shares of Raindance Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.
      (d) Each share of Raindance Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Raindance Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.5	West Common Stock and Merger Sub Common Stock.
      (a) At and after the Effective Time, each share of West Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of West Common Stock and shall not be affected by the Merger.
      (b) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.6	Raindance Options and Other Incentive Awards.
      (a) As of the Effective Time, each Raindance Option then outstanding shall, subject to Section 1.6(a) of Raindance’s Disclosure Letter, become fully vested and exercisable. Each holder of a Raindance Option shall be given the opportunity to exercise such Raindance Option, effective as of the Effective Time and contingent upon the Closing, and thereby to become a stockholder of Raindance entitled to receive the Merger Consideration in accordance with the provisions hereof. Each Raindance Option outstanding as of the Effective Time that is not exercised as provided in this Section 1.6(a) shall be cancelled and the holder thereof shall be entitled, as of the Effective Time, to receive from the Surviving Corporation an amount of cash (without interest) equal to the product of (x) the total number of shares of Raindance Common Stock subject to such Raindance Option multiplied by (y) the excess, if any, of the amount of the Per Share Purchase Price over the exercise price per share of Raindance Common Stock under such Raindance Option (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. As soon as practicable after the Effective Time, West shall pay, or shall cause the Surviving Corporation to pay, the amounts owed pursuant to this Section 1.6(a).
      (b) As of the Effective Time, each outstanding restricted stock award (including restricted stock awards subject to Raindance’s performance-based incentive compensation program) shall, subject to Section 1.6(b) of Raindance’s Disclosure Letter, become fully vested and shall entitle the holder thereof to receive, as soon as practicable after the Effective Time and in accordance with Section 2.1, an amount in cash (without interest) equal to the product of the total number of shares of Raindance Common Stock subject to such restricted stock award, multiplied by the Per Share Purchase Price, less applicable Taxes, if any, required to be withheld with respect to such payment.
      (c) As full satisfaction of any and all cash bonus arrangements under Raindance’s performance-based incentive compensation program, each individual participant in such program shall receive from the Surviving Corporation, contingent upon, and as promptly as practicable after, the Effective Time, an amount (without interest) determined prior to the Effective Time by the Compensation Committee of the Board of Directors of Raindance, which amount shall not exceed the amount set forth opposite the participant’s respective name in Section 1.6(c) of Raindance’s Disclosure Letter, less applicable Taxes, if any, required to be withheld with respect to such payment. Raindance shall take all actions necessary to provide that Raindance’s performance-based incentive compensation program shall be terminated, without further obligation of West or the Surviving Corporation, effective as of the Effective Time. As soon as

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practicable after the Effective Time, West shall, or shall cause the Surviving Corporation, to pay the amounts owed pursuant to this Section 1.6(c).
      (d) The compensation committee of the Board of Directors of Raindance shall make such adjustments and amendments to or make such determinations with respect to the Raindance Options, restricted stock units and performance-based incentive awards to implement the foregoing provisions of this Section 1.6.
      (e) Raindance shall take all actions with respect to the Raindance Employee Stock Purchase Plan (the “ESPP”) necessary (a) to provide that the current exercise period scheduled to end on February 15, 2006 (the “Final Exercise Period”) shall end on the earlier of (i) February 15, 2006, or (ii) a date prior to the Effective Time, as provided in the ESPP, (b) to terminate the ESPP as of the Effective Time, and (c) to provide that no new exercise periods shall be commenced under the ESPP following the termination of the Final Exercise Period.
      (f) Raindance shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Raindance equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Raindance to be exempt under Rule 16b-3 promulgated under the 1934 Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
      1.7     Warrants. West shall pay each holder (each a “Warrantholder”) of a warrant to purchase shares of Raindance Common Stock (each, a “Raindance Warrant”), upon surrender of such Warrant, an amount in cash (without interest) equal to the product obtained by multiplying (x) the total number of shares of Raindance Common Stock issuable upon the exercise in full of each Raindance Warrant held by such Warrantholder by (y) the excess, if any, of the amount of the Per Share Purchase Price over the exercise price per share of Raindance Common Stock under such Raindance Warrant (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid for any Raindance Warrant the exercise price per share of Raindance Common Stock under which exceeds the Per Share Purchase Price. Any Raindance Warrant not surrendered for cancellation as provided above shall survive the Merger and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on the Per Share Purchase Price in accordance with the merger adjustment provisions of each such Raindance Warrant.

1.8	Organizational Documents of Surviving Corporation; Directors and Officers.
      (a) As of the Effective Time, the Organizational Documents of Raindance shall be amended to read as set forth in Exhibit A hereto and, as so amended, shall be the Organizational Documents of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
      (b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.
      (c) The persons set forth on Exhibit B shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
ARTICLE 2
Payment

2.1	Payment Procedures.
      (a) At or prior to the Effective Time, West shall deposit, or shall cause to be deposited, with a paying agent (the “Paying Agent”) appointed by West (with the approval of Raindance), for the benefit of the holders of the Certificates, for exchange in accordance with Article 1 and this Article 2, cash sufficient to pay the aggregate Merger Consideration in exchange (the “Exchange Fund”) for outstanding

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shares of Raindance Common Stock immediately prior to the Effective Time (other than Excluded Shares).
      (b) As promptly as practicable after the Effective Time, West shall send or cause to be sent to each former holder of record of shares of Raindance Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.1(d)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a check in the amount (after giving effect to any required Tax withholdings) of (x) the number of shares of Raindance Common Stock represented by such Certificate (or effective affidavit of loss in lieu thereof) multiplied by (y) the Per Share Purchase Price, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Raindance Common Stock that is not registered in the transfer records of Raindance, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Raindance Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
      (c) Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any former holder of Raindance Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
      (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, West or the Paying Agent shall, in exchange for the shares of Raindance Common Stock represented by such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Raindance Common Stock formerly represented by such Certificate pursuant to this Agreement.
      (e) Any portion of the Exchange Fund that remains unclaimed by the holders of Raindance Common Stock for 12 months after the Effective Time shall be returned to West. Any holders of Raindance Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to West for payment of the consideration deliverable in respect of each share of Raindance Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
      2.2     Rights of Former Raindance Stockholders. At the Effective Time, the stock transfer books of Raindance shall be closed as to holders of Raindance Common Stock and no transfer of Raindance Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate (other than Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor.
      2.3     Dissenters’ Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the applicable Merger Consideration with respect to the shares of Raindance Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Raindance Common Stock owned by such Dissenting Stockholder. Raindance shall give West (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Raindance relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and

4

proceedings with respect to demand for appraisal under the DGCL. Raindance shall not, except with the prior written consent of West, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
Representations and Warranties
      3.1     Disclosure Letters. Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (as it relates to a Party, its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in a Party’s Disclosure Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by such Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of Section 3.3 or 3.4, as applicable, shall be deemed to qualify (a) any subsections of Section 3.3 or 3.4, as applicable, specifically referenced or cross-referenced and (b) other subsections of Section 3.3 or 3.4, as applicable, to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.
      3.2     Standards. The term “Material Adverse Effect,” as used with respect to a Party, means an effect which (i) in the case of Raindance only, is materially adverse, or is reasonably likely to be materially adverse, to the business, financial condition or results of operations of Raindance and its Subsidiaries taken as a whole or (ii) materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger; provided, that in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in Laws or regulations generally affecting the businesses of such Party, (B) any change in GAAP generally affecting the businesses of such Party, (C) events, conditions or trends in economic, business or financial conditions generally affecting the businesses of such Party, (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effects of the actions contemplated, permitted or required by this Agreement or that are taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby or that are not taken because such actions are prohibited by Section 4.2 and West withheld its Consent to such actions, (F) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, (G) the failure to meet internal or analyst’s expectations or projections between the date of this Agreement and the Closing Date (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph), and (H) any event, condition, claim, Liability, or potential loss or contingency disclosed on the Disclosure Schedule; provided further, that in the case of any event, condition or trend described in clauses (A) through (D) above, the effect thereof on such Party is not materially different than the effect thereof on comparable companies.

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      3.3     Representations and Warranties of Raindance. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Letter, Raindance hereby represents and warrants to each of West and Merger Sub:

(a) Organization, Standing, and Power. It and each of its Subsidiaries is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction of its formation. It and each of its Subsidiaries has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed.

(b) Authority; No Breach of Agreement.

(i) It has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Raindance Stockholder Approval. Subject to the Raindance Stockholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of West and Merger Sub, this Agreement represents a legal, valid, and binding obligation of Raindance enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date hereof, its Board of Directors has (A) by the affirmative vote of all directors voting, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) received the opinion of its financial advisor, Citigroup Global Markets, to the effect that the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger is fair from a financial point of view to the holders of the Common Stock; (C) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of Raindance Common Stock; (D) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Raindance Common Stock (such recommendations being the “Directors’ Recommendation”); and (E) directed that this Agreement be submitted to the holders of shares of Raindance Common Stock for their adoption.

(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of its Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries that is filed as an exhibit to its SEC Reports or that is listed in Section 3.3(l) of its Disclosure Letter or that is otherwise material to its, and its Subsidiaries’ business, taken as a whole, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to it or its Subsidiaries or any of their respective material assets.

(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the expiration or termination of the required waiting period under the HSR Act, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, and (C) as set forth in Sec-

6

tion 3.3(b)(iv)(C) of its Disclosure Letter, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it of the Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock. Its authorized capital stock consists of (i) 130,000,000 shares of Raindance Common Stock, of which, as of the date of this Agreement, 55,278,749 shares were issued and outstanding, and no shares were held by Raindance in its treasury, and (ii) 10,000,000 shares of preferred stock, par value $.0015 per share, none of which are issued or outstanding. Except as set forth in this Section 3.3(c), as of the date of this Agreement, there are no shares of Raindance Common Stock or other equity securities of Raindance outstanding and no outstanding Rights relating to the Raindance Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Raindance. All of the outstanding shares of Raindance Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Raindance Common Stock has been issued in violation of any preemptive or contractual rights of the current or past shareholders of Raindance. Section 3.3(c) of the Disclosure Letter sets forth the name and jurisdiction of organization of any and all Persons (other than the Subsidiaries) of which Raindance directly or indirectly owns an equity interest (including the number and type of equity interests or securities), or an interest convertible into or exchangeable or exercisable for an equity interest; all such interests are owned beneficially and of record by Raindance, free and clear of all Liens. Raindance has no Subsidiaries.

(d) SEC Filings; Financial Statements.

(i) It has filed and made available to each of West and Merger Sub all SEC Reports required to be filed by it with the SEC since December 31, 2000 (collectively, its “SEC Reports”). With respect to SEC Reports filed prior to the date of this Agreement, such SEC Reports (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws, and (B) did not at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. With respect to SEC Reports filed after the date of this Agreement, such SEC Reports (A) will at the time filed comply in all material respects with the applicable requirements of the Securities Laws, and (B) will not, at the time they were filed (or if amended or superseded by another SEC Report filed after the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its Financial Statements (including the notes and schedules thereto) contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or will comply) as to form in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or will fairly present) the consolidated financial position of it and its subsidiaries as at the respective dates and the consolidated results of its operations and its cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited Financial Statements.

(iii) Raindance has made available to West a complete and correct copy of any material amendments or modifications that are required to be, but have not yet been as of the date of this Agreement, filed with the SEC to (i) agreements that previously have been filed by Raindance and (ii) the SEC Reports. Raindance has responded to all comment letters of the SEC Staff

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received as of the date hereof relating to the SEC Reports, and prior to the date hereof the SEC Staff has not advised Raindance that any final responses are inadequate, insufficient or otherwise non-responsive. Raindance has made available to West correct and complete copies of all correspondence between the SEC and Raindance (or any Raindance Subsidiary) between December 31, 2002 and the date of this Agreement and will, promptly following the receipt thereof, provide to West any such correspondence sent or received after the date hereof. To the Knowledge of Raindance, no SEC Report filed before the date hereof is, as of the date hereof, the subject of ongoing SEC review or outstanding SEC comment.

(iv) Raindance has been and is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) since the enactment of the Sarbanes-Oxley Act. Raindance maintains internal accounting controls that comply with Section 13(b)(2)(B) of the 1934 Act. Raindance maintains disclosure controls and procedures that comply with Rule 13a-15(e) of the 1934 Act.

(v) Based on its most recent evaluation of its internal controls processes prior to the date of this Agreement, (A) Raindance has not identified any significant deficiencies or material weaknesses (each as defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2) in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect Raindance’s ability to record, process, summarize and report financial information, and (B) with respect to Raindance, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. Raindance has not received prior to the date hereof any complaint, allegation, assertion or claim regarding its internal accounting controls or auditing matters that have been reported pursuant to the “whistleblower” policy adopted by Raindance’s Audit Committee. Raindance has no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Section 404 of the Sarbanes-Oxley Act.

(vi) There are no outstanding loans made by Raindance or any of its Subsidiaries in violation of the Sarbanes-Oxley Act.

(e) Liabilities. As of date this Agreement, neither Raindance nor any of its Subsidiaries has any liabilities or obligations of a nature and magnitude required to be reflected on a consolidated balance of Raindance prepared in accordance with GAAP (or the notes to such balance sheet), other than liabilities and obligations (a) set forth in Raindance’s consolidated balance sheet as of September 30, 2005 included in the SEC Reports (or in the notes thereto), (b) incurred in the ordinary course of business since September 30, 2005, or (c) incurred in connection with the Merger.

(f) Absence of Certain Changes or Events. Between December 31, 2004 and the date hereof, except as disclosed in its SEC Reports filed after that date and prior to the date of this Agreement, (i) it and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (ii) neither it nor any of its Subsidiaries has taken action which, if taken after September 30, 2005 and prior to the date hereof without the Consent of West, would constitute a breach of Section 4.1 or 4.2 of this Agreement, (iii) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, and (iv) there has been no material damage, destruction or loss (whether or not covered by insurance) to any material assets of Raindance or any of its Subsidiaries other than in the ordinary course of business.

(g) Tax Matters.

(i) All Taxes of it and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid. It and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have

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been filed by it or on its behalf, and each such Tax Return is complete and accurate in all material respects. Neither it nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. It and each of its Subsidiaries has made available to West true and correct copies of the United States federal and state income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2004. No claim has ever been made by a Taxing Authority in a jurisdiction where it or any of its Subsidiaries does not file a Tax Return that it or any of its Subsidiaries may be subject to Taxes by that jurisdiction.

(ii) Neither it nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of it, any of its Subsidiaries or the assets of it or any of its Subsidiaries. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against it or any of its Subsidiaries, and neither it nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Neither it nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither it nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither it nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(iv) The proper and accurate amounts of Tax have been withheld by it and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under state or foreign Law.

(v) Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of it or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither it nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code. It and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Neither it nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(viii) Neither it nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii) or any comparable provision of state Tax Law. Neither it nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof)

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pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

(ix) The amount of the accumulated net operating loss carryovers, unused general business credits, unused investment credits, unused foreign credits and other Tax credits and other Tax losses of it and each of its Subsidiaries, calculated as of December 31, 2004, for state and federal income tax purposes, is stated in Section 3.3(g)(ix) of its Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.3(g)(ix) of its Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or analogous provisions of state Law, or any other provisions of the Internal Revenue Code or the Treasury Regulations or analogous provisions of state Law, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(x) It and each of its Subsidiaries has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state Tax Law) did not exist at the time the return was filed. Neither it nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state Tax Law, or a transaction substantially similar to a reportable transaction. Neither it nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(h) Environmental Matters. To its Knowledge: (i) no methylene chloride or asbestos is contained in or has been used at or released from its Facilities; (ii) all Hazardous Materials used by it or stored on its Properties have been disposed of in accordance with all Environmental Laws; (iii) neither it nor any of its Subsidiaries is liable as a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or state analog statute, arising out of events occurring prior to the Effective Time; (iv) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (v) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including treatment or storage tanks, sumps, or water, gas or oil wells; (vi) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any Property or Facilities or any equipment on any Property containing PCBs at levels in excess of 50 parts per million; (vii) there is no formaldehyde on any Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; and (viii) the Facilities and its and its Subsidiaries’ uses and activities therein have at all times since it or any of its Subsidiaries commenced use of the Facilities complied with all Environmental Laws. Neither it nor any of its Subsidiaries has received any notice (written or, to its Knowledge, verbal) of any noncompliance of the Facilities or any Property or their past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to its Knowledge, threatened relating to any actual or potential violation by it or any of its Subsidiaries of any Environmental Laws.

(i) Compliance with Permits, Laws and Orders.

(i) It and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted and Raindance and its Subsidiaries are not in Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) Neither it nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii) Neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority since January 1, 2005 (or prior to such date, where the

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matters described in such notification or communication remain unresolved), (A) asserting that it or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management in their capacity as management of Raindance.

(iv) There (A) is no unresolved violation or exception by any Governmental Authority with respect to any report or statement in its possession relating to any examinations or inspections of it or any of its Subsidiaries, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2005 (or after January 1, 2001 and prior to January 1, 2005, where such inquiry, disagreement or dispute remains unresolved), and (C) is not any pending or, to its Knowledge, threatened adverse investigation or review by any Governmental Authority of it or any of its Subsidiaries.

(v) Neither it nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(j) Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, to the Knowledge of Raindance, Raindance and its Subsidiaries have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k) Employee Benefit Plans.

(i) It has disclosed in Section 3.3(k)(i) of its Disclosure Letter, and has delivered or made available to West prior to the date of this Agreement correct and complete copies of, all of its Benefit Plans that are in effect as of the date of this Agreement. Neither it nor any of its Subsidiaries has any “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was ever maintained by it or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 3.3(k)(i) of its Disclosure Letter.

(ii) It has delivered or made available to West prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Benefit Plans that are currently in effect (including insurance Contracts), and all amendments thereto, (B) with respect to any such Benefit Plans or amendments, the

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most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, and (D) the most recent summary plan descriptions and any material modifications thereto.

(iii) All of its Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each of its ERISA Plans which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and, to its Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and it is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to its Knowledge, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. There is no pending or, to its Knowledge, threatened Litigation relating to any of its ERISA Plans.

(iv) Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither it nor, to its Knowledge, any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans which could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of it or any of its Subsidiaries which is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) Each of its Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. Since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to adversely change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. None of its Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by it or any of its Subsidiaries, or the single-employer plan of any ERISA Affiliate has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of its Pension Plans or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by it and its Subsidiaries.

(vi) No Liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any defined benefit plan currently or formerly maintained

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by any of them or by any of its ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

(vii) Neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(viii) Except as set forth in Section 1.6 or in Section 4.2(h) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, (A) result in any payment (including severance, golden parachute, or otherwise) becoming due to any of its or its Subsidiaries’ directors or employees from it or any of its Subsidiaries under any of its Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of its Benefit Plans, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

(l) Material Contracts.

(i) As of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, change-in-control, termination, consulting, or retirement Contract providing for future aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to trade payables incurred in the ordinary course of business), (iii) other than pursuant to Raindance Options, Raindance Warrants, the ESPP and this Agreement, any Contract for the sale of any of its capital stock or equity interests; (iv) other than pursuant to Raindance Options, Raindance Warrants, the ESPP and this Agreement, any Contract that contains a put, call, right of first refusal or similar right pursuant to which Raindance or any of its Subsidiaries would be required to purchase or sell, as applicable, any ownership interests of any Person (v) any Contract containing covenants that limit the ability of it or any of its Affiliates to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries or Affiliates may carry on its business (other than as may be required by Law or any Governmental Authority), (vi) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract (A) that is terminable without any payment or penalty on not more than 90 days notice by it or any of its Subsidiaries or (B) that is otherwise terminable by it or any of its Subsidiaries without payment or penalty on or prior to March 31, 2006 (and thereafter, if not so terminated, is terminable as specified in clause (A) (either of the foregoing, a “Terminable Contract”)) that provides for or is reasonably likely to require either (x) annual payments by it or any of its Subsidiaries of $250,000 or more or (y) aggregate payments by it or any of its Subsidiaries of $1,000,000 or more (or with respect to Contracts with wholesale telecommunications service providers, aggregate payments by Raindance or any of its Subsidiaries of $500,000 or more) or (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10)) that has not been filed as an exhibit to its SEC Reports filed prior to the date of this Agreement. With respect to each of its Contracts that (i) are filed as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K to be filed as an exhibit to any of its SEC Reports, or (iii) is disclosed in its Disclosure Letter: (u) the Contract is in full force and effect as of the date hereof; (v) neither it nor any of its Subsidiaries is in Default thereunder; (w) it has not repudiated or waived any material provision of any such Contract; (x) no other party to any such Contract is, to its Knowledge, in Default in any material respect; and (y) to the Knowledge of Raindance, no event has occurred that, with or without notice or lapse of time or both, would result in a Default in any material respect under any such Contract. All indebtedness for money borrowed of it and its Subsidiaries is prepayable without penalty or premium.

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(ii) Section 3.3(l)(ii) of its Disclosure Schedule sets forth its ten largest customers by consolidated revenues for the 12-month period ended September 30, 2005 (each a “Large Customer”). Since October 1, 2004, no Large Customer has cancelled any Contract with it or any of its Subsidiaries (or, to its Knowledge, threatened to do so), and neither it nor any of its Subsidiaries has received any written communication or notice from any Large Customer of any intention to terminate or materially reduce the amount of services such Large Customer obtains from it or its Subsidiaries.

(m) Legal Proceedings. As of the date hereof, there is no Litigation pending or, to its Knowledge, threatened against it or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or any of its Subsidiaries. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Raindance, (i) to the Knowledge of Raindance, no officer or director of Raindance or any of its Subsidiaries is a defendant in any suit, claim, action, proceeding, arbitration or investigation in connection with his or her status as an officer or director of Raindance or any of its Subsidiaries and (ii) there are no SEC or other governmental inquiries or, to the Knowledge of Raindance, investigations or internal investigations regarding any accounting practices of Raindance or any of its Subsidiaries or any malfeasance by any executive officer of Raindance.

(n) Properties. Neither Raindance nor any Subsidiary owns any real property. Section 3.3(n) of the Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Raindance or any of its Subsidiaries in connection with which Raindance or such Subsidiary pays for the occupancy of such real property in excess of $50,000 annually (collectively, including the improvements thereon, the “Leased Real Property”), including the street address thereof. True and complete copies of all agreements related to such Leased Real Property that have not been terminated or expired as of the date hereof have been made available to Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, Raindance or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, free and clear of all Liens.

(o) Insurance Policies. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (i) all insurance policies maintained by Raindance and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Raindance reasonably has determined to be prudent in accordance with industry practices or as is required by law or regulation, and all premiums due and payable thereon have been paid; and (ii) neither Raindance nor any Subsidiary is in material Default of any of the insurance policies, and neither Raindance nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a Default or permit termination or material modification of any of the insurance policies. Raindance has not received any material notice of termination or cancellation or denial of coverage with respect to any of the insurance policies.

(p) Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings in effect as of the date of this Agreement between (i) Raindance or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of Raindance (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

(q) Investment Company Act. Raindance is not currently, nor has it ever been, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(r) Government Contracts.

(i) With respect to each Government Contract, except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (A) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct in all material respects as of their effective date, and Raindance and each of its Subsidiaries have complied in all material respects with all such representations and

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certifications; (B) since January 1, 2005, neither the United States Government nor any prime contractor, subcontractor or other Person has notified Raindance or any of its Subsidiaries in writing that Raindance or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (C) no termination for convenience, termination for Default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (A) to the Knowledge of Raindance, neither Raindance nor any of its Subsidiaries nor any of their respective personnel have been under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (B) neither Raindance nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (C) neither Raindance nor any of its Subsidiaries nor, to the Knowledge of Raindance, any of their respective personnel have been suspended or debarred from doing business with the United States Government or is, or at any time has been, the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

(s) Intellectual Property.

(i) It and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by it or its Subsidiaries in its or its Subsidiaries’ business as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed to any Person any Intellectual Property owned by it or any of its Subsidiaries except for licenses granted pursuant to source code escrow provisions under Contracts identified in Section 3.3(s)(i) of its Disclosure Letter and except for non-exclusive licenses granted to customers of Raindance in the ordinary course of its business, or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

(ii) Section 3.3(s)(ii) of the its Disclosure Letter lists all patents and patent applications, all registered trademarks and applications therefor, trade names and service marks and applications therefor, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or licensed to it or its Subsidiaries as of the date of this Agreement, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, but excluding any (A) non-exclusive licenses generally available to the public for an acquisition cost of less than $15,000 per year, (B) “shrink wrap” or “click wrap” licenses, or licenses for commercial off-the-shelf software, and (C) licenses of Intellectual Property used for internal purposes only and not integrated into or distributed with Raindance’s products or services offered to its customers. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, tradenames, service marks and copyrights held by it and its Subsidiaries are, to its Knowledge, valid and subsisting. Since January 1, 2002, neither it nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, tradenames, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(t) State Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-

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takeover Laws of any jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(u) Brokers and Finders. Except for Citigroup Global Markets, neither it nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

      3.4     Representations and Warranties of West. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Letter, West (and Merger Sub, as indicated) hereby represents and warrants to Raindance that:

(a) Organization, Standing, and Power. Each of it and Merger Sub is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Authority; No Breach of Agreement.

(i) Each of it and Merger Sub has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by each of it and Merger Sub, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by each of its and Merger Sub’s duly constituted Board of Directors). Assuming due authorization, execution, and delivery of this Agreement by Raindance, this Agreement represents a legal, valid, and binding obligation of each of West and Merger Sub, enforceable against each of West and Merger Sub, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement by it or Merger Sub, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to it or its Subsidiaries or any of their respective material assets, except in the cases of clauses (B) and (C) above that would not reasonably be expected to have a Material Adverse Effect on West.

(iii) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the expiration or termination of the required waiting period under the HSR Act, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) as set forth in Section 3.4(b)(iii) of its Disclosure Letter, and (D) would not reasonably be expected to have a Material Adverse Effect on West, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

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(c) Legal Proceedings. Except as set forth in West’s SEC filings, there is no Litigation pending or, to its Knowledge, threatened against it or Merger Sub, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or Merger Sub that is reasonably likely to have a Material Adverse Effect on West.

(d) Available Funds. As of the Effective Time, it will have available all funds necessary for the payment of the Merger Consideration and to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement, and it currently has borrowing availability under its credit facilities sufficient for the payment of the Merger Consideration and to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement.

(e) Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by West or a direct or indirect wholly owned subsidiary of West. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Ownership of Raindance Shares. Neither West nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Raindance.
ARTICLE 4
Covenants and Additional Agreements of the Parties
      4.1     Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or to the extent reasonably necessary to carry out the transactions contemplated by this Agreement or to ensure that Raindance complies with applicable Laws and pre-existing contractual obligations or to the extent West shall otherwise Consent in writing (which Consent shall not be unreasonably withheld or delayed), Raindance shall (a) conduct its business in the ordinary course, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.
      4.2     Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, Raindance shall not, without the prior written Consent of West (which Consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents or any indemnity agreements with its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) except for Permitted Issuances, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than short-term investments in the ordinary course of business in connection with its treasury or cash management function or pursuant to Contracts in force at the date of or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) enter into any new line of business, or materially change its operating policies that are material to it, except as required by applicable Law;

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(e) sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its material properties or assets to any Person, or otherwise create or incur any material Lien on its assets, or cancel, release or assign any indebtedness of any Person or any claims against any Person or transfer, agree to transfer or grant of, or agree to grant a license to, any of its material Intellectual Property, except (i) the sale, transfer or other disposition of obsolete, worn-out or unneeded equipment in the ordinary course of business consistent with past practice or the grant of non-exclusive out-licenses in connection with ordinary revenue transactions, (ii) as security for any indebtedness permitted by Section 4.2(f), or (ii) pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(e) of its Disclosure Letter;

(f) incur any material amount of indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(f), “short-term” shall mean maturities of six months or less) and other than borrowings pursuant to existing credit facilities or pursuant to any modifications, renewals or replacements of such credit facilities so long as the maximum aggregate permitted borrowings for such modifications, renewals or replacements are not increased and do not increase or create any prepayment penalties or premiums, and other than with respect to normal course expense reimbursement commitments to officers, directors and employees; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person; make any loan, capital contribution or advance to any Person (other than travel, business expense and similar advances to employees in the ordinary course of business consistent with past practice); or grant credit to any customer, distributor or supplier of it or any of its Subsidiaries on terms or in amounts materially more favorable than had been extended to any such Person in the past;

(g) amend (except in a manner favorable to Raindance), terminate or waive any material provision of any Contract that is filed as an exhibit to its SEC Reports or that is listed in Section 3.3(l) of its Disclosure Letter or that is otherwise material to its business, other than (x) in connection with normal renewals of Contracts without materially adverse changes of terms, (y) in connection with the scheduled expiration of a Contract’s term or (z) with respect to Contracts with customers, any amendments or waivers of payment provisions in the ordinary course of business consistent with past practice in an amount not to exceed $5,000 in any one case or $25,000 in the aggregate during any 30 day period;

(h) other than as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as disclosed in Section 4.2(h) of its Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of any of its officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director, other than: (A) standard offer letters in connection with hiring at-will employees not otherwise prohibited by Section 4.2(i); and (B) Contracts in the ordinary course of business consistent with past practice under existing Benefit Plans to the extent not otherwise prohibited by this Section 4.2, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Raindance Stock Plan;

(i) hire any employee (i) other than on an at-will basis or (ii) with annual compensation (including base salary and bonus opportunity) of $200,000 or more;

(j) settle or compromise any material Litigation, other than (x) in connection with enforcing its rights under this Agreement, or (y) for the routine collection of bills in the ordinary course of business consistent with past practice;

(k) revalue any of its or any of its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its Subsidiaries (including changes with respect to extending trade receivables or making any changes to its or its Subsidiaries’ receivables write-off policies or changing its or its Subsidiaries’ payables cycle policies), other than changes required by GAAP and other than changes which would not have a material impact on Raindance or its Subsidiaries;

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(l) file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;

(m) merge or consolidate it or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries that are not obligors or guarantors of third party indebtedness;

(n) acquire assets or spend or commit to spend amounts on capital expenditures in excess of the amounts set forth in Section 4.2(n) of the Disclosure Letter;

(p) enter into any Contract that would be required to be listed in Section 3.3(l)(i) of the Disclosure Letter if entered into prior to the date hereof; or

(q) agree to take any of the actions prohibited by this Section 4.2.
      4.3     State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Raindance and Merger Sub shall execute and the Parties shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware.
      4.4     Raindance Stockholder Approval.
      (a) Raindance shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Raindance Stockholder Approval and such other matters as the Board of Directors of Raindance may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Raindance shall make the Directors’ Recommendation to its stockholders and such Directors’ Recommendation shall be included in the Proxy Statement; provided, that the Raindance Board of Directors may withdraw, modify, or change in an adverse manner to West its recommendations and may approve or recommend any Acquisition Proposal or may make any disclosure that it determines in good faith to be required by any applicable Law and may omit the Directors’ Recommendation from the Proxy Statement if the Board of Directors of Raindance concludes in good faith (after consultation with its outside counsel) that the failure to so withdraw, modify, or change its recommendations or approve or recommend any Acquisition Proposal or make any disclosure (or the inclusion of the Directors’ Recommendation in the Proxy Statement) would violate the fiduciary duties of Raindance’s Board of Directors under applicable Law. Notwithstanding such withdrawal, modification or change of such Directors’ Recommendation, Raindance shall nevertheless submit this Agreement to its stockholders for adoption, unless this Agreement has been terminated in accordance with Section 6.1.
      (b) Raindance shall use its reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, the proxy statement of Raindance (the “Proxy Statement”) with the SEC and shall promptly notify West of the receipt of all comments of the SEC with respect to the Proxy Statement or any documents incorporated by reference therein and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to West copies of all correspondence between Raindance and/or any of its directors, officers, employees or Representatives and the SEC with respect to the Proxy Statement and such incorporated documents. Raindance and West shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and such incorporated documents from the SEC and Raindance shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Raindance may commence mailing the Proxy Statement. Prior to filing or mailing the Proxy Statement or filing any other required filings in connection with the Merger (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Raindance shall provide West with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by West as long as such reasonable comments are provided to Raindance promptly (and in any event within two days) after West receives such documents or response; provided, that nothing in this Section 4.4(b) shall be deemed to require Raindance to provide West with

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any opportunity to review or comment on documents or responses related to disclosures permitted by Section 4.9(c) or the proviso in the second sentence of Section 4.4(a).
      (c) Each Party shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Raindance, West or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.
      (d) Raindance agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder and (ii) none of the information supplied by Raindance or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to its stockholders or at the time of the meeting of its stockholders held for the purpose of obtaining the Raindance Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that no representation is made by Raindance with respect to statements made therein based on information supplied in writing by West or Merger Sub specifically for inclusion in such documents.
      (e) West agrees that none of the information supplied in writing by West or Merger Sub specifically for inclusion in the Proxy Statement will, at the date of mailing to Raindance stockholders or at the time of the meeting of the Raindance stockholders held for the purpose of obtaining the Raindance Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.
      4.5     Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its reasonable best efforts, at its own cost and expense, to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby (other than Consents or notices from or to third parties that are not material to Raindance) (the “Required Consents”), (iii) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to the obligations of such parties under this Agreement. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such Consents, giving such notices, and making such filings. Notwithstanding the foregoing, nothing contained in this Section 4.5 shall preclude any Party from exercising its rights under this Agreement, including a Party’s right to terminate this Agreement in accordance with Section 6.1.
      (b) In furtherance and not in limitation of the terms of Section 4.5(a), to the extent required by applicable Law, each of West and Raindance shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general; provided, that West shall not be required to Consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority. In the

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event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated by this Agreement or in the event that any Governmental Authority shall otherwise object to any of the transactions contemplated by this Agreement, each of West, Merger Sub and Raindance shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; and (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
      (c) To the extent permitted by Law, each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Required Consents and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Neither Party shall agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Consents of Governmental Authorities) will comply as to form in all material respects with the provisions of applicable Law.
      4.6     Notification of Certain Matters. Raindance shall give prompt notice to West (and subsequently keep West informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on Raindance, or (b) is reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein such that the conditions in Section 5.2(a) or 5.2(b) would not be satisfied. Raindance shall deliver to West a copy of each written opinion of its financial advisor, Citigroup Global Markets, as soon as reasonably practicable after Raindance’s receipt thereof.
      4.7     Investigation and Confidentiality.
      (a) Raindance shall permit West to make or cause to be made such investigation of the business and Properties of Raindance and its Subsidiaries and of Raindance’s financial and legal conditions as West reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Raindance nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information, contravene any Law, Order, or Contract, or result in disclosure of any trade secrets of third parties and the Parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. Raindance shall make available to West (i) a copy of each material report, schedule, registration statement and other document filed (it being agreed that electronic filing with the SEC is deemed to satisfy the requirements of this provision (i)) or received by it pursuant to the requirements of the federal or state securities or Tax laws, and (ii) promptly after delivery to the Rockies Board (and in no event later than within 15 business days after the end of each month following the date hereof), an unaudited monthly consolidated balance sheet of Raindance and its Subsidiaries for the month then ended and related unaudited consolidated statements of earnings. No investigation by West shall affect the representations and warranties of Raindance.
      (b) Each Party shall continue to comply with the terms of the Confidentiality Agreement, including with respect to information provided pursuant to Section 4.7(a).
      4.8     Press Releases; Publicity. Prior to the Effective Time, the Parties shall consult with each other as to the form and substance of any press release or other public statement reasonably related to this

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Agreement and the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto; provided, that nothing in this Section 4.8 shall be deemed to require consultation of any Party with respect to any disclosure that may be consistent with actions taken by Raindance or its Board of Directors pursuant to Sections 4.4(a) or 4.9(c).
      4.9     Acquisition Proposals.
      (a) Raindance agrees that it will not, and will cause its directors, officers, investment bankers, financial advisors, attorneys and accountants not to, and shall use its reasonable best efforts to cause its employees and other agents not to (it being understood that once Raindance discovers that any employee or other agent has engaged in activity that violates this Section 4.9(a), it shall promptly cause such employee or other agent to cease such activity), (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or provide access to its properties, books, records or personnel to, (iv) have or participate in any discussions with, or (v) exempt from the restrictions contained in any Takeover Laws, including Section 203 of the DGCL, any Person relating to any Acquisition Proposal; provided that, notwithstanding anything to the contrary contained in this Section 4.9 or elsewhere in this Agreement, in the event Raindance receives an unsolicited bona fide Acquisition Proposal at any time prior to, but not after, the time this Agreement is adopted by the Raindance Stockholder Approval, and Raindance’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Raindance may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data, provide access to its properties, books, records or personnel, exempt from the restrictions contained in any Takeover Laws, including Section 203 of the DGCL, the Person submitting such Acquisition Proposal, modify, waive, amend or release any standstill, confidentiality or similar agreements, and participate in such negotiations or discussions to the extent that the Board of Directors of Raindance concludes in good faith (after consultation with outside counsel) that failure to take such actions would violate its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the terms currently in effect in the Confidentiality Agreement. Raindance will (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than West with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives between January 1, 2005 and the date of this Agreement and (ii) except as provided above in this Section 4.4(a), not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into with such parties. Raindance shall promptly (within two days) advise West following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep West apprised of any related developments, discussions and negotiations on a current basis.
      (b) If, in response to an Acquisition Proposal that was not solicited by Raindance and which did not otherwise result from a breach of Section 4.9(a) (an “Outside Proposal”), the Board of Directors of Raindance concludes in good faith (after consultation with outside counsel) that notwithstanding this Agreement and any concessions which may be offered by West in negotiations entered into pursuant to the following sentence, such Outside Proposal is a Superior Proposal the Board of Directors of Raindance may (subject to this and the following two sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Raindance to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement with respect to the Superior Proposal that prompted such termination), but only at a time that is prior to the time this Agreement is adopted by the Raindance Stockholder Approval and after the second business day following West’s receipt of written notice advising West that the Board of Directors of Raindance is prepared to accept such Outside Proposal, specifying the material terms and conditions of such Outside Proposal and identifying the person making such Outside Proposal. If requested by West in response to a notice advising West that the Board of Directors of Raindance is prepared to accept such

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Outside Proposal, during the two business day period referred to in the preceding sentence, Raindance shall, and shall cause its directors, officers, investment bankers, financial advisors, and attorneys to, negotiate in good faith with West to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors to proceed with the transactions contemplated herein on such adjusted terms (any proposal from West based on such adjusted terms being referred to as the “Adjusted West Proposal”). No withdrawal or modification of the Directors’ Recommendation or acceptance of an Outside Proposal shall change the approval of the Raindance Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement.
      (c) Nothing contained in this Agreement shall prevent Raindance or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, if such disclosure has the effect of withdrawing or modifying the Directors’ Recommendation in a manner adverse to West, West shall have the right to terminate this Agreement to the extent set forth in Section 6.1(e) and such withdrawal or modification must comply with Section 4.4.
      4.10     Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Raindance and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders (other than as contemplated by Section 4.4)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
      4.11     Employee Benefits and Contracts.
      (a) Following the Effective Time, West at its election shall either (i) provide generally to officers and employees of Raindance, who at or after the Effective Time remain employees of the Surviving Corporation (“Continuing Employees”), employee benefits under Benefit Plans maintained by West, on terms and conditions which are substantially the same as for similarly situated officers and employees of West and its Subsidiaries, or (ii) maintain, for the benefit of the Continuing Employees, the Benefit Plans maintained by Raindance immediately prior to the Effective Time; provided, however that any Continuing Employee who was deemed by Raindance as a full-time employee of Raindance as of the Effective Time and who is terminated by West within one year following the Effective Time shall be entitled to the severance payments set forth in Section 4.11(a) of Raindance’s Disclosure Letter. For purposes of this Section 4.11, Benefit Plans maintained by West are deemed to include Benefit Plans maintained by its Subsidiaries. As of immediately prior to the Effective Time, Raindance’s Board of Directors shall adopt resolutions terminating all Benefit Plans that are intended to qualify under section 401(a) of the Code.
      (b) For purposes of participation and vesting (but not accrual of benefits) under Benefit Plans maintained by West, service with Raindance or any of its predecessors shall be treated as service with West. West shall cause welfare Benefit Plans maintained by West that cover the Continuing Employees after the Effective Time to (A) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded under welfare Benefit Plans maintained by Raindance), and (B) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under welfare Benefit Plans maintained by Raindance to be credited to such Continuing Employees under welfare Benefit Plans maintained by West, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under welfare Benefit Plans maintained by West.
      (c) West shall, and shall cause the Surviving Corporation to, honor all employment, severance, consulting, and other compensation Contracts disclosed in Raindance’s Disclosure Letter or filed as exhibits to its SEC Reports prior to the date of this Agreement.
      (d) Nothing in this Section 4.11 shall be interpreted as preventing West, from and after the Effective Time, from amending, modifying or terminating any Benefit Plans maintained by Raindance or it, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

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      4.12     Indemnification.
      (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Raindance (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Raindance or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, West shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the Organizational Documents of Raindance and indemnification agreements, if any, in existence on the date of this Agreement with Raindance or its Subsidiaries and disclosed in Raindance’s Disclosure Letter, and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.
      (b) West agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Raindance (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Raindance and disclosed in Raindance’s Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and West shall cause such rights to indemnification and limitations on Liability to be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.12(b) shall be deemed to preclude the liquidation, consolidation, or merger of the Surviving Corporation, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between West and the Indemnified Party.
      (c) West, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Raindance at or before the Effective Time to be covered by Raindance’s existing directors’ and officers’ liability insurance policy or by “tail” insurance policies with at least the same coverage and amounts containing terms and conditions which are not less advantageous than Raindance’s existing directors’ and officers’ liability insurance policy; provided, that West may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy; provided further, that in no event shall West or any of its Subsidiaries be required to expend for premiums applicable to coverage in any one year an amount in excess of 150% of the current annual premium paid by Raindance (as set forth in Section 4.12 of Raindance’s Disclosure Letter) for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, West or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time.
      (d) If West or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in

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each case, proper provision shall be made so that the successors and assigns of West and the Surviving Corporation shall assume the obligations set forth in this Section 4.12.
      (e) The Indemnified Parties to whom this Section 4.12 applies shall be third party beneficiaries of this Section 4.12. The provisions of this Section 4.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      4.13     Director Resignations. Raindance shall use commercially reasonable efforts to procure the resignation or removal of each of the members of the Boards of Directors of Raindance and its Subsidiaries as of the Effective Time.
      4.14     Financing. West shall take all actions necessary to ensure that it has available to it, at the Effective Time, all funds necessary for the payment of the Merger Consideration and all funds necessary to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement. Further, West will use reasonable best efforts to give prompt notice to Raindance (and subsequently keep Raindance informed on a current basis) upon its becoming aware of any developments that are reasonably likely to cause or constitute a breach of Section 3.4(d) (after giving effect to Sections 3.1 and 3.2) or the foregoing sentence of this Section 4.14 (and in any event within 48 hours of the time West becomes aware of such development).
ARTICLE 5
Conditions Precedent to Obligations to Consummate
      5.1     Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) Stockholder Approval. Raindance shall have obtained the Raindance Stockholder Approval.

(b) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.

(d) Other Governmental Approvals. Any other approval of any Government Authority or waiting periods under any applicable law or regulation of any Governmental Authority shall be obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability.
      5.2     Conditions to Obligations of West. The obligations of West to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West pursuant to Section 7.7:

(a) Representations and Warranties. (i) The representations and warranties of Raindance set forth in this Agreement, disregarding all Material Adverse Effect and, except as expressly provided in this Section 5.2(a), materiality qualifications contained therein (but not disregarding any dollar thresholds contained in any representations or warranties or any materiality qualifiers contained in the Specified Representations), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except in each such case as of the date of this Agreement, the Closing Date or any other date where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on Raindance and (ii) the representations and warranties of Raindance set forth in Section 3.3(c) of

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this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties set forth in Section 3.3(c) that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date). West shall have received a certificate, dated the Closing Date, signed on behalf of Raindance by the Chief Executive Officer and Chief Financial Officer of Raindance, to such effect.

(b) Performance of Agreements and Covenants. The agreements and covenants of Raindance to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects (it being understood that for purposes of this Section 5.2(b), an adverse impact on Raindance’s recurring EBITDA as a result of such non-compliance shall be taken into account for purposes of determining the materiality of such non-compliance) and West shall have received a certificate, dated the Closing Date, signed on behalf of Raindance by the Chief Executive Officer and Chief Financial Officer of Raindance, to such effect.

(c) Corporate Authorization. West shall have received from Raindance (i) certified resolutions of its Board of Directors and stockholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) certificates of good standing, dated as of a recent date before the Closing Date, from the Secretaries of State of the States of Delaware, Colorado, California and Georgia.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events, that has had or is reasonably likely to have a Material Adverse Effect on Raindance.

      5.3     Conditions to Obligations of Raindance. The obligations of Raindance to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Raindance pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of West set forth in this Agreement, disregarding all Material Adverse Effect qualifications contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except in each such case as of the date of this Agreement, the Closing Date or any other date where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on West, and Raindance shall have received a certificate, dated the Closing Date, signed on behalf of West by a duly authorized officer of West, to such effect.

(b) Performance of Agreements and Covenants. The agreements and covenants of West to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Raindance shall have received a certificate, dated the Closing Date, signed on behalf of West by a duly authorized officer of West, to such effect.
ARTICLE 6
TERMINATION
      6.1     Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Raindance Stockholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of both Parties; or

(b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to

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the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(c) By the Board of Directors of either Party in the event that (i) any Consent required to be obtained from any Governmental Authority has been denied by final nonappealable action of such Governmental Authority, and the failure to obtain any such Consent would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability, or (ii) the Raindance Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Raindance stockholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger has not been consummated by August 1, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors of West in the event that (i) Raindance has withdrawn or modified the Director’s Recommendation in a manner adverse to West, or (ii) the Board of Directors of Raindance has recommended, endorsed, accepted or agreed to an Acquisition Proposal.

(f) By the Board of Directors of Raindance in accordance with Section 4.9(b); provided that (1) Raindance has not breached Section 4.9 in any material respect, and (2) Raindance has tendered the Termination Fee to West.

      6.2     Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of West, Raindance, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.7(b), this Section 6.2, and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
Miscellaneous
      7.1     Definitions.
      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 30% or more of the assets of Raindance (based on the fair market value thereof) or 30% or more of the voting power of Raindance, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 30% or more of the voting power of Raindance, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction which would result in a third party beneficially owning 30% or more of the voting power of Raindance, or a liquidation or dissolution of Raindance.

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“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Benefit Plan” shall mean any written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other written employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other written employee benefit plan or fringe benefit plan, including any written “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 24, 2004, as amended December 15, 2005, by and between West and Raindance.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, materially and adversely change the current terms of, or renegotiate, or to accelerate, increase, or impose any material Liability under, any Contract, Law, Order, or Permit.

“DGCL” shall mean the Delaware General Corporation Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

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“ERISA Plan” shall mean any Benefit Plan which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Raindance and its Subsidiaries as of September 30, 2005, and as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2005 and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Raindance in its SEC Reports, and (ii) the consolidated balance sheets of Raindance and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows, and stockholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) included in its SEC Reports filed with respect to periods ended subsequent to September 30, 2005.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” shall mean the Federal Communications Commission, the Federal Trade Commission, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the Nasdaq, the SEC and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (in each case including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Government Contract” means any contract (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract) to which Raindance or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is either (i) the United States Government or (ii) with respect to any contract that provides for or is reasonably likely to require annual payments to Raindance of $100,000 or more, any other Governmental Authority.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or General Counsel of such Party have actual

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knowledge of such matter, after reasonable inquiry of their direct subordinates who would be likely to have knowledge of such matter and reasonable review of records readily available to such officer.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than: Liens for property Taxes not yet due and payable; liens, encumbrances or imperfections of title that have arisen in the ordinary course of business; liens, encumbrances or imperfections of title arising under any of the Contracts identified in Section 7.1(a) of Raindance’s Disclosure Letter referred or filed as exhibits to Raindance’s SEC Reports filed prior to the date of this Agreement; and liens, encumbrances or imperfections of title relating to liabilities reflected in the Financial Statements (including any related notes) contained in Raindance’s SEC Reports filed prior to the date of this Agreement.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Nasdaq” shall mean the National Market System of The Nasdaq Stock Market.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean West and Merger Sub, on the one hand, or Raindance, on the other hand, and “Parties” shall mean West, Merger Sub and Raindance.

“Pension Plan” shall mean any ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Issuances” shall mean issuances of Raindance Common Stock upon exercise of outstanding Rights issued under the Raindance Stock Plans or upon exercise of Raindance Warrants or pursuant to the ESPP.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

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“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Raindance Options.

“Raindance Common Stock” shall mean the $.0015 par value per share common stock of Raindance.

“Raindance Option” shall mean an option to purchase a share or shares of Raindance Common Stock.

“Raindance Stockholder Approval” shall mean the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Raindance Common Stock.

“Raindance Stock Plan” shall mean any equity compensation plan of Raindance.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.

“Specified Representations” shall mean the representations contained in Sections 3.3(b)(iii), 3.3(d)(iii), 3.3(d)(v), 3.3(k)(ii) and 3.3(l)(ii).

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Raindance Common Stock on terms that the Board of Directors of Raindance concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by West to amend or modify the terms of the transactions contemplated by this Agreement, subject to Section 4.9(b)), (1) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), and (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign law or otherwise. The term “Tax” shall also include any universal service fund or similar charge imposed by any state, Federal or other Governmental Authority.

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“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, and computer systems, including any outsourced systems and processes, used by Raindance.

“Termination Fee” shall mean $4,500,000.

“West Common Stock” shall mean the $.01 par value per share common stock of West.

32

      (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adjusted West Proposal	Section 4.9(b)
Agreement	Preamble
CERCLA	Section 3.3(h)
Certificates	Section 1.4(b)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Continuing Employees	Section 4.11(a)
Covered Parties	Section 4.12(b)
Directors’ Recommendation	Section 3.3(b)(ii)
Disclosure Letter	Section 3.1
Dissenting Shares	Section 1.4(a)
Effective Time	Section 1.3
ESPP	Section 1.6(e)
Exchange Fund	Section 2.1(a)
Excluded Shares	Section 1.4(d)
Final Exercise Period	Section 1.6(e)
Indemnified Parties	Section 4.12(a)
Large Customer	Section 3.3(l)(ii)
Material Adverse Effect	Section 3.2
Merger	Section 1.1
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Outside Proposal	Section 4.9(b)
Paying Agent	Section 2.1(a)
PCBs	Section 3.3(h)
Per Share Purchase Price	Section 1.4(a)
Required Consents	Section 4.5(a)
Raindance	Preamble
Raindance Warrant	Section 1.7
Proxy Statement	Section 4.4(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
SEC Reports	Section 3.3(d)(i)
Stockholder Agreements	Preamble
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(t)
Terminable Contract	Section 3.3(l)
Warrantholder	Section 1.7
West	Preamble
      (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
      7.2     Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Sections 4.7(b) and 4.12 and this Article 7, the respective representations, warranties, obligations, covenants, and

33

agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3	Expenses.
      (a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
      (b) In the event that the Termination Fee becomes payable by Raindance to West pursuant to Section 7.4(a), or 7.4(b), in addition to the Termination Fee and at the same time as it becomes payable pursuant to Section 7.4, Raindance shall make a nonrefundable cash payment to West in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, investment bankers’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of West in connection with the preparation and negotiation of this Agreement, and otherwise in connection with the Merger and the other transactions contemplated in this Agreement; provided, that the aggregate amount payable by Raindance to West under the first sentence of this Section 7.3(b) shall in no event exceed $700,000. In the event that Raindance fails to pay when due any amount payable under this Section 7.3(b), then (i) Raindance shall reimburse West for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Raindance shall pay to West interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid.
      (c) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
      7.4 Termination Fee.
      (a) In the event that (A) (i) either Party shall terminate this Agreement pursuant to Section 6.1(c)(ii), or (ii) West shall terminate this Agreement pursuant to Section 6.1(e)(i), or (iii) West shall terminate this Agreement pursuant to Section 6.1(b) on the basis of a material breach by Raindance of Section 4.4 or 4.9, (B) at any time after the date of this Agreement and prior to such termination there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Raindance with respect to an Acquisition Proposal, Raindance shall pay West the Termination Fee within five business days of the earlier of the consummation of such Acquisition Proposal or the date on which Raindance enters into a definitive agreement, letter of intent, agreement in principle, memorandum of understanding or other agreement with respect to such Acquisition Proposal, by wire transfer of immediately available funds.
      (b) In the event that West shall terminate this Agreement pursuant to Section 6.1(e)(ii), Raindance shall pay to West the Termination Fee within five business days after the date this Agreement is terminated, by wire transfer of immediately available funds.
      (c) In the event that Raindance shall terminate this Agreement pursuant to Section 6.1(f), then Raindance shall pay West the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
      (d) Raindance hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, West would not enter into this Agreement. In the event that Raindance fails to pay when due any amount payable under this Section 7.4, then (i) Raindance shall reimburse West for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Raindance shall pay to West interest on such overdue amount (for the period

34

commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid.
      7.5     Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly set forth in Section 4.12.
      7.6     Amendments. Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after the Raindance Stockholder Approval has been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the stockholders of Raindance, unless such required approval is obtained.
      7.7     Waivers.
      (a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
      (b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
      7.8     Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
      7.9     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at

35

such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Raindance:	Raindance Communications, Inc. 1157 Century Drive Louisville, CO 80027 Telecopy Number: (303) 938-2837 Attention: Donald F. Detampel, Jr. Stephanie Anagnostou

Copy to Counsel (which shall not constitute notice):	Cooley Godward LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 Telecopy Number: (720) 566-4099 Attention: Michael Platt

West:	West Corporation 11808 Miracle Hills Drive Omaha, Nebraska 68154 Telecopy Number: (402)-963-1211 Attention: Thomas B. Barker David C. Mussman

Copy to Counsel (which shall not constitute notice):	Blackwell Sanders Peper Martin LLP 1620 Dodge Street, Suite 2100 Omaha, NE 68102 Telecopy Number: (402) 964-5050 Attention: James C. Creigh
      7.10     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction.
      7.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
      7.12     Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
      7.13     Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
      7.14     Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or

36

invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties and Merger Sub shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

37

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

Raindance Communications, Inc.

By:	/s/ Donald F. Detampel, Jr.

Donald F. Detampel, Jr.
Chief Executive Officer

West Corporation

By:	/s/ Thomas B. Barker

Thomas B. Barker
Chief Executive Officer

Rockies Acquisition Corporation

By:	/s/ Thomas B. Barker

Thomas B. Barker
Chief Executive Officer

38

ANNEX B
OPINION OF
CITIGROUP GLOBAL MARKETS, INCORPORATED

January 31, 2006
The Board of Directors
Raindance Communications, Inc.
1157 Century Drive
Louisville, CO 80027
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Raindance Communications, Inc. (the “Company”) of the Merger Consideration (defined below) to be received by such holders (other than Acquiror (defined below) and its affiliates) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, West Corporation (“Acquiror”) and Rockies Acquisition Corporation (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub shall be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.0015 per share, of the Company (“Company Common Stock”) will be converted in the Merger into the right to receive $2.70 in cash (the “Merger Consideration”).
      In arriving at our opinion, we reviewed a draft dated January 27, 2006 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or otherwise reviewed by or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
      In rendering our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, however, we were informed by management that they solicited interest in a possible acquisition of the Company, and we considered the results of that solicitation in our analysis. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, contingent upon the consummation of the Merger. We and our affiliates may in the future provide services to the Company and Acquiror unrelated to the proposed Merger, for which services we and such affiliates would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Acquiror for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Acquiror and their respective affiliates.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Acquiror and its affiliates).
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

2

ANNEX C
SECTION 262 OF THE
DELAWARE GENERAL
CORPORATION LAW

§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

RAINDANCE COMMUNICATIONS, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [ • ], 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF RAINDANCE COMMUNICATIONS, INC.
VOTE BY INTERNET — www.epoxy.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — [      •      ]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
     Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Raindance Communications, Inc., c/o Investor Relations, 1157 Century Drive, Louisville, CO 80027.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BLMRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

RAINDANCE COMMUNICATIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1	For	Against	Abstain
PROPOSAL 1: To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006, by and among Raindance Communications, Inc., West Corporation and Rockies Acquisition Corporation, an indirect wholly-owned subsidiary of West Corporation, as it may be amended from time to time (the “merger agreement”).
	¡	¡	¡

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2	For	Against	Abstain
PROPOSAL 2: To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement.	¡	¡	¡
Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If signing for a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners)]	Date

FOLD AND DETACH HERE

RAINDANCE COMMUNICATIONS, INC.
1157 Century Drive
Louisville, CO 80027
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2006
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [ • ], 2006 and the Proxy Statement and hereby appoints Donald F. Detampel, Jr. and Nicholas J. Cuccaro, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Raindance Communications, Inc. (the “Company”) held of record by the undersigned on [ • ], 2006 at the Special Meeting of Stockholders to be held at the [Hotel], [Address], [City], Colorado, at [Time] a.m., local time, on [Date], 2006, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.
IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE